As filed with the Securities and Exchange Commission on December 19, 2005
                      Registration No.
                                       --------------------

                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form SB-2
                             Registration Statement
                        Under The Securities Act of 1933

                            PROTON LABORATORIES, INC.
              (Exact name of small business issuer in its charter)

           Washington                    3590                  91-2022700
(State or other jurisdiction of    (Primary standard        (I.R.S. Employer
 incorporation or organization)     industrial code)     Identification Number)

                            PROTON LABORATORIES, INC.
                        1135 Atlantic Avenue, Suite 101
                                Alameda, CA 94501
                              voice: (510) 865-6412
                              fax: (510) 865-9385
(Address and telephone number of principal executive offices and principal place of business)

                    Edward Alexander, Chief Executive Officer
                        1135 Atlantic Avenue, Suite 101
                                Alameda, CA 94501
                              voice: (510) 865-6412
                              fax: (510) 865-9385
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a Copy to:
                               Joel Seidner, Esq.
                            1240 Blalock, Suite 250
                              Houston, Texas 77055
                         voice: (713) 461-2627 ext. 210
                              fax: (713) 461-2633

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

Title Of Each                       Proposed         Proposed
Class Of                            Maximum          Maximum
Securities     Amount               Offering         Aggregate      Amount of
To Be          To Be                Price            Offering       Registration
Registered     Registered (2)       Per Unit         Price          Fee
----------------------------------------------------------------------------------

Common Stock     50,000,000 shares  $0.24 per share  12,000,000.00  $ 1,300.00 (1)

--------------------------------------------------------------------------------
(1)  The Proposed Maximum Offering Price Per Share was computed pursuant to Rule
457. This fee is calculated based on the closing price of our common stock under the trading symbol PLBI on the OTCBB on December 12, 2005.

(2) In accordance with Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock as may be issuable upon pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     THE INFORMATION IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. THE SECURITIES COVERED BY THIS PROSPECTUS CANNOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF THAT STATE.

                                TABLE OF CONTENTS


                                                                      Page

Available Information                                                 6
Prospectus Summary                                                    6
Risk Factors                                                          8
Information Regarding Forward-Looking Statements                      10
Use of Proceeds                                                       10
Dilution                                                              11
Description of Business                                               12
Description of Property                                               17
Financial Statements                                                  17 and F-1
Management's Discussion and Analysis                                  17
Market for Common Equity and Related Stockholder Matters              20
Directors, Executive Officers, Promoters and Control Persons          21
Executive Compensation                                                22
Security Ownership of Certain Beneficial Owners and Management        23
Certain Relationships and Related Transactions                        24
Description of Securities                                             25
Selling Stockholders                                                  26
Plan of Distribution                                                  26
Changes In and Disagreements With Accountants
    on Accounting and Financial Disclosure                            27
Legal Proceedings                                                     28
Interest of Named Experts and Counsel                                 28
Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities                                    28

                                     PART I

                      INFORMATION REQUIRED IN A PROSPECTUS

     WE HAVE FILED A REGISTRATION STATEMENT RELATING TO THESE SECURITIES WITH THE SECURITIES AND EXCHANGE COMMISSION. WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                         SUBJECT TO COMPLETION DECEMBER 19, 2005


                                   PROSPECTUS



                            PROTON LABORATORIES, INC.
                        1135 Atlantic Avenue, Suite 101
                                Alameda, CA 94501
                              voice: (510) 865-6412
                              fax: (510) 865-9385

                        50,000,000 Shares of Common Stock

     This prospectus relates to the sale of up to 50,000,000 shares of our common stock by Selling Stockholders. We will not receive proceeds from the sale of our shares by the Selling Stockholders. However, we will receive proceeds from our sale of the common stock to the Selling Stockholder (also called the "Investor"). The Investor will purchase the common stock from us at a purchase price of 95% of the lowest closing best bid price of the common stock during each pricing period.

     Our common stock is traded on the OTCBB under the trading symbol "PLBI."

     We have engaged the services of US EURO Securities, Inc. to be our placement agent in connection with the equity line of credit. US EURO Securities, Inc. is a member of the NASD.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus is                     , 2006
                                          --------------- ----

                              AVAILABLE INFORMATION

     We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We file periodic reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). In addition, we will furnish stockholders with annual reports containing audited financial statements certified by our independent accountants and interim reports containing unaudited financial information as it may be necessary or desirable. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to: Edward Alexander, Chief Executive Officer, PROTON LABORATORIES, INC., 1135 Atlantic Avenue, Suite 101, Alameda, CA 94501, voice: (510) 865-6412, fax: (510) 865-9385. Our Web site is
www.protonlabs.com.

     We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, that may be inspected without charge at the public reference room maintained by the Commission at 100 F Street N.E., Washington , D.C. 20549, tel. 1-800-SEC-0330, , or through SEC's e-mail address: publicinfo@sec.gov. Copies of such material may also be obtained from the Public Reference Section of the Commission at 100 F Street N.E., Washington , D.C. 20549, at prescribed rates.

     The Web site of the Commission is www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Visitors to the Commission's Web site may access such information by searching the EDGAR database.

                               PROSPECTUS SUMMARY

     Effective November 28, 2005, we entered into an Investment Agreement, as amended on December 19, 2005, which is an equity line of credit ("ELOC"), with Dutchess Private Equities Fund, LP ("Dutchess"). The ELOC terminates 36 months after the registration statement is effective. The maximum amount of money that the ELOC may provide to us over the 36 month period of time is $10,000,000. During this 36 months, commencing at such time as the registration statement is effective, we may periodically deliver new issue registered shares of our common stock to Dutchess who then delivers cash to us based on a fluctuating price per share of our common stock. We are not obligated to request the entire $10,000,000. The actual aggregate number of shares that we may issue pursuant to the Investment Agreement is not determinable as it is based on the market price of our common stock from time to time and how much funding we desire from time to time. We have reserved 50 million shares for the ELOC which we are registering in the registration statement pursuant to the Investment Agreement's Registration Rights Agreement. The 50 million shares of stock represents the number of shares at a price of $0.20 per share needed to fund the entire $10 million of the ELOC.

     We can commence drawing down on the ELOC at such time as the registration statement is effective. Since only the Commission can order a registration statement effective, we do not know when or if the registration statement will become effective. For an equal amount of dollars of funding from time to time pursuant to the ELOC, the number of shares we would issue to Dutchess would be greater during times of our stock price being low, and conversely so during times when our stock price is high. Pursuant to the ELOC, we are subject to penalties if we fail to deliver stock to Dutchess after we request a draw down from the ELOC.

     Upon the effectiveness of the registration statement, and pursuant to the ELOC, we may issue and sell to the Investor, and the Investor will purchase from us, up to that number of shares pf common stock having an aggregate value of $10,000,000. From time to time, we may, in our sole discretion, deliver a put notice to the Investor which states the dollar amount which we intend to sell to the Investor which will be, at our choice, either: (A) 200% of the average daily volume (U.S. market only) of our common stock for the 20 trading days prior to the applicable put notice date, multiplied by the average of the 3 daily closing bid prices immediately preceding the put date, or, (B) $100,000. The purchase price for the common stock identified in the put notice will be equal to 95% of the lowest closing bid price of the common stock during the pricing period. The pricing period is the period beginning on a put notice date and ending on and including the date that is 5 trading days after the put notice date. The Investor is required to purchase from us during the related pricing period that number of shares having an aggregate purchase price equal to the Put Amount set forth in the Put Notice.

     Pursuant to the ELOC, we are subject to a penalty if we fail to deliver stock to Dutchess after requesting a draw down from the ELOC. The penalty varies based on the number of undelivered shares, if any. The penalty is as follows:

NO. OF DAYS LATE          Per $10,000 OF COMMON STOCK
1                         $  100
2                         $  200
3                         $  300
4                         $  400
5                         $  500
6                         $  600
7                         $  700
8                         $  800
9                         $  900
10                        $1,000
Over 10                   $1,000 + $200 for each Business Day late beyond 10 days.

     As we draw down on the equity line of credit, more shares will be sold into the market by Dutchess. This new supply of shares may cause our stock price to drop. In turn, as the stock price drops and as we make more draw downs on the ELOC, even more stock will come into the market which may cause yet a further drop in stock price. You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued pursuant to the ELOC. If our stock price declines, we will be required to issue a greater number of shares under the ELOC. We are not required to draw down or use the full amount available of the ELOC.

Examples of share issuances under the equity line of credit if the full $10 million of the ELOC is funded:

Purchase Price:         (1)       $0.30           $0.20           $0.15                $0.10
Shares Purchased:       (2)       33,333,333      50,000,000      66,666,666 (3)       100,000,000 (3)


----------------------------------
(1) Represents recent market prices or lower than recent market prices that may apply to the equity line of credit.

(2) Represents the number of shares of common stock to be issued at the prices set forth in the table to generate $10 million in gross proceeds from the equity line of credit.

(3)  Would require that we register additional shares.

     We have engaged the services of US EURO Securities, Inc. to be our placement agent in connection with the equity line of credit. US EURO Securities, Inc. is a member of the NASD. Pursuant to the terms of the Placement Agent Agreement, US EURO will render consulting services to us with respect to the Investment Agreement and will be available for consultation in connection with ELOC funding.

THE OFFERING

Outstanding
Common Stock            14,270,100 shares outstanding as of December 12, 2005
Before This             (includes 47,500 shares that have not been certificated yet).
Offering

Common Stock            Up to 50,000,000 shares of common stock underlying the equity line credit.
Offered

Outstanding             64,270,100 shares if all offered shares are sold.
Common Stock
After This
Offering

Offering Price          Determined at the time of sale by the Selling Stockholders.

Proceeds                We will not receive proceeds from the sale of our shares by the Selling Stockholders.
                        However, we will receive proceeds from our sale of the common stock to the Selling
                        Stockholder (also called the "Investor").  The Investor will purchase the common stock from us at a purchase price of 95% of the lowest  closing  best  bid  price of the common stock during each pricing period.  The pricing period is the period beginning on a put notice date and ending on  and  including the date that is 5 trading days after the put notice  date.  The put notice date is the date that we request a draw down of the ELOC.

Risk Factors            The securities offered hereby involve a high degree of risk. See "Risk Factors."

                                  RISK FACTORS

     You should carefully consider the following risk factors before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations would likely suffer. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

IF WE ISSUE SECURITIES PURSUANT TO THE EQUITY LINE OF CREDIT, THEN EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION.

     The sale of shares pursuant to equity line of credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. The lower our stock price at the time we exercise draw down on the equity line of credit, then the more shares we will have to issue to Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution.

DUTCHESS WILL EFFECTIVELY PAY LESS THAN THE THEN PREVAILING MARKET PRICE OF OUR COMMON STOCK, WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

     As we draw down the equity line of credit and we issue common stock to Dutchess, such common stock will be purchased by Dutchess at less than the then market price. At such times, Dutchess will have a financial incentive to sell our common stock immediately upon receiving the shares. When Dutchess sells shares of our common stock, the price of our stock could decrease. If our stock price decreases, Dutchess may have a further incentive to sell the shares of our common stock that it holds. Such sales of common stock by Dutchess could cause the market price of our common stock to decline.

OUR STOCK PRICE IS HIGHLY VOLATILE AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.

     Trading prices of our common stock may fluctuate in response to a number of events and factors, such as:

     -    general economic conditions changes in interest rates;

     -    fluctuations in the stock market in general ;

     -    quarterly variations in our operating results;

     - new products, services, innovations, and strategic developments by our competitors , or business combinations and investments by our competitors;

     - changes in our capital structure, including issuance of additional debt or equity to the public;

     -    additions or departures of our key personnel;

     -    corporate restructurings, including layoffs or closures of facilities;

     -    certain analyst reports, news and speculation.

OUR PAST LOSSES RAISE DOUBTS ABOUT OUR ABILITY TO OPERATE PROFITABLY OR CONTINUE AS A GOING CONCERN.

     We have experienced substantial operating losses. For the year ended December 31, 2004, we had a net loss of $965,840. For the nine months ended September 30, 2005 we had a net loss of $824,231. For the quarter ended September 30, 2005 we had a net loss of $128,979. Our stockholders deficit as of December 31, 2004 was $276,588. Our stockholders deficit at September 30, 2005 was $599,504. We expect to incur significant operating losses until product sales increase. We will also need to raise sufficient funds to finance our activities. We may not be able to achieve or sustain profitability. Our independent auditors made a going concern qualification in their report dated March 7, 2005, which raises substantial doubt about our ability to continue as a going concern. These factors raise substantial doubt about our ability to continue as a going concern.

WE MUST RAISE CAPITAL TO BE SUCCESSFUL

     We will require additional funds to conduct our operations. We may not be able to raise funds. To raise additional capital, we may sell additional equity securities, or accept debt financing or obtaining financing through a bank or other entity. There is no limit as to the amount of debt we may incur. Additional financing may not be available to us or may not be available on terms additional stock, there may be a significant dilution in the value of our outstanding common stock.

LACK OF INDUSTRIAL AND CONSUMER ACCEPTANCE OF FUNCTIONAL WATER WOULD IMPAIR OUR BUSINESS.

     We sell equipment that makes functional water. The current market for industrial and consumer functional water equipment is small in the USA. We must increase market acceptance of functional water in order to be successful. We do not know if the products we sell will receive market acceptance at a level that would allow us to operate profitably.

IF WE DO NOT KEEP PACE WITH OUR COMPETITORS AND WITH TECHNOLOGICAL AND MARKET CHANGES, OUR PRODUCTS MAY BECOME OBSOLETE AND OUR BUSINESS MAY SUFFER.

     The market for our products is competitive and could be subject to rapid technological changes. We believe that there are potentially many competitive approaches being pursued, including some by private companies for which information is difficult to obtain. Many of our competitors have significantly greater resources, more product candidates and have developed product candidates and processes that directly compete with our products. Our competitors may have developed, or could in the future develop, new technologies that compete with our products or even render our products obsolete. To the extent that others develop new technologies that address the applications for functional water, our business will suffer.

THE SHARES AVAILABLE FOR SALE BY THE SELLING STOCKHOLDERS COULD SIGNIFICANTLY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

     A total of 50,000,000 shares of our common stock are being registered for Resale. The market price of our common stock could drop if a substantial amount of these shares are sold in the public market. A drop in the market price will reduce the value of your investment.

SELLING STOCKHOLDERS MAY SELL SECURITIES AT ANY PRICE OR TIME WHICH COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

     After effectiveness of this prospectus, the Selling Stockholders may offer and sell their shares at a price and time determined by them. The timing of sales and the price at which the shares are sold by the Selling Stockholders could have an adverse effect upon the public for our common stock.

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FUTURE, A PURCHASER OF OUR STOCK WILL ONLY REALIZE A GAIN ON HIS INVESTMENT IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES.

     We have never paid, and do not intend, to pay any cash dividends on our common stock. Therefore an investor in this offering, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

BECAUSE SHARES OF OUR COMMON STOCK WILL MOST LIKELY CONTINUE TO TRADE UNDER $5.00 PER SHARE, THE APPLICATION OF THE PENNY STOCK REGULATION COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND MAY AFFECT THE ABILITY OF HOLDERS OF OUR COMMON STOCK TO SELL THEIR SHARES.

     Our securities may be considered a penny stock. Penny stocks generally are securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or quoted on the Nasdaq stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to penny stock rules that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the penny stock rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements must be sent by the broker-dealer disclosing recent price information on the limited market in penny stocks. The penny stock rules may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the public market, if any.

EDWARD ALEXANDER OWNS 58% OF OUR COMMON STOCK AND HE CONTROL US.

     Edward Alexander is our CEO. Mr. Alexander has the ability to control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation, takeover or other business combination involving us, and to control our management and affairs. This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control in an acquisition or takeover.

OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND HAVE INDEMNITY RIGHTS.

     The State of Washington law, our Article of Incorporation and our By-Laws provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors. The cost of indemnification could be high.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus, including, without limitation, statements containing the words "believes," "anticipates," "expects," and other words of similar import, are "forward-looking statements." Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on forward-looking statements. In addition to the forward-looking statements contained in this prospectus, the following forward-looking factors could cause our future results to differ materially from our forward-looking statements: market acceptance of our products and our functional water technology, competition, funding and government compliance.

                                USE OF PROCEEDS

     We will not receive proceeds from the sale of our shares by the Selling Stockholders. However, we will receive proceeds from our sale of the common stock to the Selling Stockholder (also called the "Investor"). The Investor will purchase the common stock from us at a purchase price of 95% of the lowest closing best bid price of the common stock during each pricing period. The pricing period is the period beginning on a put notice date and ending on and including the date that is 5 trading days after the put notice date. The put notice date is the date that we request a draw down of the ELOC.

     We will pay for the cost of registering the shares of common stock in this offering. We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. However, we will receive proceeds from our sale of the common stock to the Selling Stockholder (also called the "Investor"). The Investor will purchase the common stock from us at a purchase price of 95% of the lowest closing best bid price of the common stock during each pricing period.

     We may receive up to the gross amount of $10,000,000 if we draw down on the entire ELOC. However, we are not required to use the entire ELOC.


Example of Funds Raised Using the ELOC:
---------------------------------------

Number of Shares Sold:         5,000,000   12,500,000   25,000,000   50,000,000

Funds provided by the ELOC:  $ 1,000,000  $ 2,500,000  $ 5,000,000  $10,000,000

Use of Funds:                General corporate purposes and working capital

                                    Dilution

     Our net tangible book value, based on our unaudited financial statements for the fiscal quarter ended September 30, 2005, was $(599,504) or, $(0.042) per share of common stock (unaudited).

     Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock which was 14,270,100 shares outstanding as of December 12, 2005.

     Since this offering is being made solely by the selling securities holders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock that we will sell to Dutchess under the Investment Agreement. The amount of dilution resulting from share issuances to Dutchess will be determined by our stock price at or near the time of the put of shares to Dutchess by us.

     The following example shows the dilution to new investors assuming the issuance of 100%, 50%, 25% and 10% of the 50,000,000 shares of common stock to Dutchess at an assumed offering price of $0.20 per share which is based on the closing price of our common stock on December 9, 2005 ($0.24) that has been adjusted for the 5% discount at which we will issue shares under our agreement with Dutchess and a 15% downward fluctuation in share price (total of a 20% decrease in price from the actual closing price of $0.24 per share on December 12, 2005). The Dutchess discount is defined as 95% of the lowest closing bid price of our common stock during the pricing period.

     Our pro forma net tangible book value as of September 30, 2005 (unaudited) would have been as follows:

     Pro Forma Effects of Dilution from Dutchess Offering:

Assumed percentage of
Shares issued:                    100%           50%           25%          10%

Number of shares issued:   50,000,000    25,000,000    12,500,000    5,000,000

Assumed public offering
price:                    $      0.20   $      0.20   $      0.20   $     0.20

Net tangible book value
Per share before this
Offering:                 $    (0.042)  $    (0.042)  $    (0.042)  $   (0.042)

Net tangible book value
after this offering       $ 9,449,023   $ 4,449,003   $ 2,444,903   $  449,003

Net tangible book value
per share after this
Offering:                 $     0.147   $     0.112   $     0.071   $    0.021

Dilution of net tangible
Book value per share
To new investors:         $     0.053   $     0.088   $     0.129   $    0.179

Increase in net tangible
Book value per share
To existing shareholders  $     0.188   $     0.154   $     0.113   $    0.063

                            DESCRIPTION OF BUSINESS

INTRODUCTION

     Our executive offices are located at: Proton Laboratories, Inc., 1135 Atlantic Avenue, Suite 101, Alameda, CA 94501, tel. (510) 865-6412, fax: (510) 865-9385. Our Web site is www.protonlabs.com.

     Our growth is dependent on attaining profit from our operations and our raising capital through the sale of stock or debt. There is no assurance that we will be able to raise any equity financing or sell any of our products at a profit.

     Our stock is traded on the OTCBB. Our trading symbol is "PLBI."

     OUR BUSINESS--THE BACKGROUND OF FUNCTIONAL WATER

     Our business is the marketing of residential and commercial "functional water systems." "Functional water" is water that has been processed through an electrolytic ion separation process or electrolysis process and has a wide array of functional properties due to its unique characteristics. Our functional water systems restructure tap water into one type of water that is alkaline in concentration and one type of water that is acidic in concentration. We believe that the functional water systems that we market will have applications in a large variety of industries, such as corporate agriculture, organic agriculture, food processing, medicine and dentistry, dermatology, heavy industry, mining, environmental clean-up, product formulations and beverages.

     We are an exclusive importer and master distributor of functional water systems that are manufactured by Matsushita Electric Corporation of America. We utilize functional water intellectual property under licensing agreements. We supply consumer products related to functional water. We consult on projects utilizing functional water. We facilitate knowledge about functional water between the manufacturer and industry, and we act as educators about the benefits of functional water. We are a provider of systems that produce functional water, also called "electrolyzed water" or "functional electrolyzed water." Functional water is water that has been restructured through the process of electrolysis. Electrolysis forces a separation to occur in the electrolytes that are present in the water molecules. Through the process of creating functional water, regular tap water can be restructured into two separate types of water. For instance, tap water can be restructured into one type of water that is alkaline in concentration and one type of water that is acidic in concentration.

     We believe that water with these unique functional properties is desirable for a number of reasons. Water with smaller clusters of molecules has a lower surface tension. With a lower surface tension, water may have improved hydrating, permeating and solubility properties. These properties may enhance the overall functional effectiveness of water. The separation of the alkaline and acidic properties found in water provides the water with functional abilities. For example, functional acidic water has disinfecting abilities to meet a wide array of disinfecting requirements in food processing procedures. Functional alkaline water makes an excellent drinking water due to improved hydration.

OUR BUSINESS--SYSTEMS AND MARKETS

     We market functional water systems to the residential and commercial markets. For the residential market, we market functional water systems that are used to produce a health-beneficial, alkaline-concentrated drinking water. For the commercial market, we market commercial-grade functional water systems that are used in applications ranging from food preparation to hospital disinfection. Our goal is to take our functional water technology and market it throughout North America.

     Our business model envisions us as: a supplier of technology for functional water applications; a supplier of hardware for functional water systems; a provider of intellectual property for functional water systems under licensing agreements; a supplier of consumer functional water products; consultants to industries requiring functional water; facilitators between Japanese functional water manufacturers and industrial users in the U.S.A.; and educators of academia, government and industry on the benefits of functional water.

OUR BUSINESS--SCIENCE

     "Functional water" is a term that has been assigned to a new category of water. Functional water has a wide array of functional properties due to its unique characteristics. We believe the uses for this type of water are far reaching, since we are identifying new applications and uses for functional water on an ongoing basis. Functional water systems are capable of producing the following types of functional water:

     Ionic-Structured Water. Ionic-structured water is electrolyzed drinking water that is alkaline-concentrated and utilizes smaller molecular clusters than regular water for improved hydration and solubility. Ionic structured water is smooth to the palate.

     Electro-Structured Water. Electro-structured water is water that is anti-microbial in nature and may be effective against virus, bacteria, fungus, mildew and spores. This water may have a wide array of disinfectant uses.

     Derma-Structured Water. Derma-structured water is electrolyzed low pH water that has astringent and disinfecting properties and may have a wide array of cosmetic, dermatological and post-plastic surgery applications that may minimize infections and scarring and expedite healing.

FUNCTIONAL WATER RESEARCH IN ACADEMIA

     The process to produce functional water was developed by Scottish inventor Michael Faraday in Boston, Massachusetts in 1834. In 1929, the value of electrolytic water separation to produce water with functional properties was realized in Japan. Japanese researchers have since taken this process, created a wide array of functional waters and have introduced this technology to food processing, hospital disinfection, wound care, agriculture, organic agriculture and food safety in Japan. During recent years, functional water applications have been studied by universities in the U.S.A. and Canada. For example, in a University of Georgia study published in the Journal of Food Protection in 1999 entitled "Inactivation of Escherichia coli O157:H7 and Listeria monocytogenes on Plastic Kitchen Cutting Boards by Electrolyzed Oxidizing Water," the immersion of plastic kitchen cutting boards in electrolyzed oxidizing water was found to be an effective method for inactivating food-borne pathogens such as E. coli. Other studies at the University of Georgia have looked at the efficacy of electrolyzed oxidizing water for inactivating E. coli, Salmonella and Listeria and have determined that such water may be a useful disinfectant. A University of Georgia study entitled "Antimicrobial effect of electrolyzed water for inactivating Campylobacter jejuni during poultry washing" demonstrated that electrolyzed water is not only effective in reducing the populations of C. jejuni on chicken, but also may be effective in the prevention of cross-contamination of processing environments.

OUR BUSINESS--FUNCTIONAL WATER SYSTEMS

     Residential Systems. The residential countertop, functional water systems produce water that scientists believe contains more wellness and health-beneficial properties than regular tap water (see, "Electrolyzed-Reduced Water Scavenges Active Oxygen Species and Protects DNA from Oxidative Damage," Biochemical and Biophysical Research Communications, Vol. 234, No. 1, pp. 269-274 (1997); and, Hanaoka, K., "Antioxidant Effects Of Reduced Water Produced By Electrolysis Of Sodium Chloride Solutions," 31 Journal of Applied Electrochemistry 1307-1313 (2001)). Generally, the residential countertop system sits next to the kitchen faucet, and through the use of a diverter, allows tap water to be routed through the system. The water is then processed through a charcoal filter where chlorine and sediments are removed. The filtered water then proceeds to the electrolysis chamber that is made up of electrodes and membranes. A positive and negative electrical charge is passed through the electrodes. The minerals that are found in the filtered water are attracted to opposite electrodes. For example, the alkaline minerals (minerals with positive(+) properties that include calcium, magnesium, sodium, manganese, iron and potassium) are attracted to the negatively charged (-) electrode. The acidic minerals (minerals with negative (-) properties include nitric acid, sulfuric acid and chlorine) are attracted to the positively-charged (+) electrode. Through this mineral separation process, two separate types of water are formed, which are water with alkaline-concentrated minerals, and water with acidic-concentrated minerals. Each type of water is held in a separate chamber in the residential countertop system. The alkaline-concentrated water may be consumed for drinking and cooking purposes, while the acidic-concentrated water may be used in a topical, astringent medium.

     Commercial Systems. We are in preparation to market commercial functional water systems to the food processing, medical and agricultural industries. The system for the food processing industry includes: (1) a hand disinfectant system for proper hand washing, and (2) an anti-microbial water production system for general sterilization and disinfectant needs. We also intend to market similar systems to the medical industry. For the agricultural industry, we intend to sell functional water systems to organic food growers who desire to use functional water to replace the use of pesticides, fungicides, herbicides and chemical fertilizers. Our commercial functional water systems produce approximately one gallon per minute of electrolyzed alkaline and acidic waters. For the food processing industry, the alkaline water may be used as an effective medium for removing pesticides from agricultural products, while the acidic water may be used as anti-microbial water. For the hospital industry, the alkaline water may be used as an effective medium in removing protein buildup from surfaces, while the acidic water may be used as anti-microbial water. For the organic agricultural industry, the alkaline water may be used for plant growth and as a solid nutrient, while the acidic water may be used as a substitute for fungicides, pesticides, herbicides and sporicides.

OUR BUSINESS--MARKETING STRATEGY

     Our objectives are:

     - To create a revenue stream through our marketing of residential systems. These sales may be made through independent distributors, network marketing, infomercials, mail order, retail sales and direct sales generated through word-of-mouth referrals.

     - To create a revenue stream through the sale of disinfectant systems to the food processing industry.

     - To create a revenue stream through licensing agreements based upon a wide array of applications for functional water that will be targeted to specific industries. For example, electrolyzed water may be used in the beverage industry to extract flavors from their natural sources, such as extracting tea from tea leaves for use in bottled iced tea. Electrolyzed water may also be used in the formulation of nutraceutical-type dietary supplement products in the health-food and dietary supplement industries.

     To continue the development of functional water applications for industries that are currently dependent upon chemicals as a processing medium. In addition to the food processing, medical and agricultural markets, we intend to develop market-driven applications for functional water, provide the science to these applications, publish the developments in scientific and industrial circulars and perform consulting functions to industries that can benefit from functional water. We intend to hire engineers from Japan to design, engineer and assemble prototypes of functional water systems that are built for specific industrial needs. We believe that by performing these functions ourselves, we will have all of the necessary tools to become a leading provider of functional water technology.

OUR BUSINESS--GOVERNMENT REGULATIONS

     Our functional water systems are, or may be, subject to regulation by a variety of federal, state and local agencies, including the Consumer Product Safety Commission (CPSC") and the Food and Drug Administration ("FDA").

     Our hand disinfectant functional water system may be subject to pre-market approval by the FDA under Title 21 of the Code of Federal Regulations. We would expect such an approval process to take approximately 90 days after filing with the FDA, although there is no assurance that we will be able to obtain pre-market approval from the FDA. We have not made any applications to the FDA yet. We have engaged the consulting services of Environ Health Associates Inc. to assist us with our FDA application for the hand disinfectant. We anticipate filing the FDA application in the near future. Environ Health Associates Inc. is familiar with a modern food safety procedure known as Hazard Analysis and Critical Control Point ("HACCP"). HACCP is a food safety procedure that focuses on identifying and preventing hazards that could cause food-borne illnesses. We believe that complying with the HACCP procedure may assist us in getting FDA approval, since the FDA generally encourages retailers to apply HACCP-based food safety principles, along with other recommended practices.

     At such time as we may obtain FDA approval for the hand disinfectant, we then would request that the system be tested by Underwriter's Laboratories and the National Sanitation Foundation.

OUR BUSINESS--MARKETING AND DISTRIBUTION

     We intend to develop systems for the following markets:

     - Hand disinfection for the food processing, fast food, medical, dental, personal care and general health care industries.

     -    Residential, countertop drinking water electrolysis systems.

     - Commercial functional water systems, such as metal mining and refining, wine grape mildew treatment, wine aging control, potato maintenance treatment, and the formulation of dietary supplement products.

     Hand Disinfection. After we obtain FDA approvals for the hand disinfection system, we plan to introduce the device and what we believe to be its operational simplicity, user-friendliness, high efficacy and affordability, through industrial circulars where hand disinfection is of a primary concern. We also intend to arrange with a leasing company to lease the hand disinfectant system to the fast food industry. A large part of our marketing efforts will be directed to educating our target markets about functional water. We plan to write and publish articles through industrial media, disinfection forums, trade shows and documentary-type films that may be aired through CNN, PBS and Voice of America introducing a new and novel method for hand disinfection. We intend to handle all inquiries through a toll-free number.

     We plan to hire a public relations company that provides the news media with documentary videos for the purpose of educating the public on the technology, processes and applications that we market. The videos will cover the following subjects:

     -    The use of functional electrolyzed water for food safety.

     - The use of functional electrolyzed water for effective disinfection in hospitals and clinical settings.

     - The use of functional electrolyzed water for agriculture and organic agriculture.

     -    The use of functional electrolyzed water as a wellness medium.

     Residential Countertop Units. The first step towards the marketing and distribution of residential countertop units is to develop a national product distribution program through network marketing, mail order catalogs sales, infomercials, independent distributor channels and word of mouth sales. Since we understand that the demographics in these sales channels is predominately composed of females in the age groups of 35-60, we intend to concentrate on this market segment. The second step in the marketing and distribution of residential countertop units is to introduce a simplified, lower price-point system that will be introduced through retail outlets under a series of private labels.

     Commercial Functional Water Systems. In addition to marketing the residential countertop systems, we plan to develop marketing plans for commercial systems. We may enter into agreements with companies to act as distributors of our functional water systems. We may also grant exclusive rights to companies to use our systems in specific industries for specific applications in exchange for royalties.

     We presently have 12 product distributors. We are presently seeking 108 additional product distributors. In 2004 we had a radio advertising campaign to advertise our residential consumer products.

OUR BUSINESS--COMPETITION

     Our competitors include several entry-level importers of systems from Japan and Korea. We believe that we have several distinctive advantages over entry-level distributors:

     We and our consultants, who are scientists, business people and advisers, are individuals who have helped pioneer the understanding, documentation, representation and structuring of the technology and its relevance to the U.S.A. during the past nine-year period through various companies and organizations. These consultants are the leaders in the U.S.A. in the knowledge and representation of functional water.

     We have been able to create a strong platform of specialists to advance functional water technology in the U.S.A., which would be difficult for others to replicate due to our high level of focused commitment and dedication.

     We have close working relationships with our Japanese counterparts which have been developed and nurtured over the past ten-year period. These members are highly respected within the Japanese electrolysis community and attend annual conferences as invited speakers.

     We have excellent working relationships with the Japanese manufacturers and we are often relied upon to provide international perspectives to be used in the refinement of their scientific, design and engineering thought processes to create products that will be accepted on a global basis.

     With our knowledge, experience and foresight into the electrolyzed water industry, we are well-positioned to branch out on our own without reliance on Japanese manufacturing, if necessary.

     We have strategically positioned ourselves as the "go to" organization for technology, hardware and informational support for the public.

     Although the majority of competitors are small resellers, the one significant competitor that we have is named Hoshizaki U.S.A., which is an established U.S.A.-based Japanese company that has a substantial market presence in refrigeration and icemakers. We expect that we may face additional competition from new market entrants and current competitors as they expand their business models, but we do not believe that any real strong competitors are imminent for the foreseeable 3 to 4 year period, other than Hoshizaki U.S.A.

     To be competitive, we must assemble a strategic marketing and sales infrastructure. Our success will be dependent on our ability to become a formidable marketing and sales entity based upon the technology we have and our ability to aggressively introduce this technology and its far-reaching benefits through documentary videos and other methods of public relations.

EMPLOYEES

     We currently have 3 full-time employees all of whom are in management positions. None of our employees is subject to a collective bargaining agreement. We believe that our employee relations are good.

OTHER DEVELOPMENTS

     We have done preliminary field testing in the wine industry with respect to the control of mildew on wine grapes in vineyards. Mildew on wine grapes is a serious grapevine fungal disease. The tendency for mildew to grow on wine grapes occurs, for example, in areas of Napa Valley where foggy conditions prevail. If mildew is found on the wine grapes, then spraying with dusty sulfur is done. Spraying with dusty sulfur will generally eliminate and control the mildew on grapes. If this fungus is ignored, the wine grapes may spoil. However, the long-term effects of sulfur exposure is unknown. The use of low pH functional water may remove mildew

     We have done preliminary field testing in the potato growing industry with respect to potato maintenance during storage. Our preliminary review of this use of functional water indicates better potato maintenance during storage. We plan to continue this preliminary test using an automated functional water sprayer.

     We have done preliminary testing in the mining and refining industry with respect to the effect of the use of functional water on heap leaching and refining of precious metals.

     We obtained, through a sublicense from Edward Alexander at no cost to us, the North American rights to manufacture and distribute an electrolyzed water-based antioxidant dietary supplement developed by MIZ Corporation, a Japanese company specializing in advanced uses of electrolyzed water. We plan to sell this product to the fitness, sports and wellness markets.

     We have been developing a proprietary process allowing for electrolysis to be applied to wine. The primary objective for this application is to allow for a wine maker to have direct control over the aging process of wine such that it allows a wine maker to shorten, complement or, if desired, bypass the wine aging process. The test results that were achieved showed promise in creating the "optimal" wine through a controlled process which provides a smooth texture to the wine along with an enhancement to the various active properties of the wine.

     We plan to file an FDA application for our hand disinfectant system and our surface disinfectant system.

     In February 2005, MIZ Company, a Japanese company that owns four U.S. patents whose subject matter is the electrolysis of water, assigned a 50% ownership interest in those four patents to Mr. Alexander in consideration of consulting services provided to MIZ Company by Mr. Alexander. Mr. Alexander has agreed to allow us to exploit the four patents on a royalty-free basis. Since MIZ Company and Mr. Alexander each has an ownership interest in the four patents, either Mr. Alexander or the Japanese company could grant licenses to others to use the four patents, and the Japanese company could exploit the four patents by itself.

     Our functional currency is the U.S. dollar.

     Our independent auditors made a going concern qualification in their report dated March 7, 2005 which raises substantial doubt about our ability to continue as a going concern.

                            DESCRIPTION OF PROPERTY

     We lease approximately 4,000 square feet of office and storage space located at 1135 Atlantic Avenue, Suite 101, Alameda, CA 94501, for a lease payment of approximately $6,000 per month. Under this lease, we are required to pay a percentage of the property taxes, insurance and maintenance. The lease expires in July 2006 and we anticipate renewing the lease at that time. We believe this space is adequate for our current needs, and that additional space is available to us at a reasonable cost, if needed.

                              FINANCIAL INFORMATION

     Our financial statements begin on page F-1.


                      Management's Discussion and Analysis

FORWARD-LOOKING STATEMENT

     Certain statements contained herein, including, without limitation, statements containing the words, "believes," "anticipates," "expects," and other words of similar meaning, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. In addition to the forward-looking statements contained herein, the following forward-looking factors could cause our future results to differ materially our forward-looking statements: competition, funding, government compliance and market acceptance of our products.

INTRODUCTION

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited financial statements and accompanying notes and the other financial information appearing elsewhere herein. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the USA., which contemplate our continuation as a going concern.

     Our independent auditors made a going concern qualification in their report dated March 7, 2005, which raises substantial doubt about our ability to continue as a going concern. We incurred net losses applicable to common shareholders of $829,031 for the nine months ended September 30, 2005. We have incurred net losses of $965,840 for the year ended December 31, 2004, and $217,333 for the year ended December 31, 2003. We had a working capital deficit of $713,997 at September 30, 2005 and $273,400 at December 31, 2004. Loans were required to fund operations. This condition raises a substantial doubt about our ability to continue as a going concern.

     The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence. Our ability to continue as a going concern is dependent upon our ability to generate sufficient cash flows to meet our obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitable operations. However, there is no assurance that profitable operations or sufficient cash flows will occur in the future.

     We are located in Alameda, California. Our business consists of the sales and marketing of the industrial, environmental and residential systems throughout the U.S.A. which alter the properties of water to produce functional water. We act as an exclusive importer and master distributor of these products to various companies in which uses for the product range from food processing to retail water sales. We are working towards raising funds to expand our marketing and revenues. We have spent considerable time negotiating with several overseas corporations for the co-development of enhanced antioxidant beverages for distribution into the overseas markets. In addition, we are working with Canadian businesses to identify markets for various disinfection applications of functional water, pending government approval. We are working on agricultural applications of functional water. We are working on packaging for a spray-on application of function water for pathogen counter-measures.

     We: formulate intellectual properties under licensing agreements; supply consumer products; consult on projects utilizing functional water; facilitate usage, uses and users of functional water between manufacturer and industry; and act as educators on the benefits of functional water. Our business has been focused on marketing functional water equipment and systems. Alkaline-concentrated functional water may have health-beneficial properties and may be used for drinking and cooking purposes. Acidic-concentrated functional water may be used as a topical, astringent medium.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates and assumptions provide a basis for us to make judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions, and these differences may be material.

     We recognize revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is both fixed and determinable and; (iv) collectibility is reasonably probable. Our revenues are derived from sales of our industrial, environmental and residential systems which alter the properties of water to produce functional water. We believe that this critical accounting policy affects our more significant judgments and estimates used in the preparation of our consolidated financial statements.

     Our fiscal year end is December 31.

     We began a joint research and development program with Weber Farms located in Washington State. Weber Farms is family-owned with a long history of raising and marketing quality potatoes, wheat and corn. In 1979, Weber Farms built a fresh pack potato warehouse to ensure better quality and more oversight of the marketing of open potatoes both to domestic and foreign markets. In 1997, a state-of- the-art potato storage facility capable of storing 50,000 tons was built. End uses of Weber Farm potatoes are generally in the areas of boxed and bagged potatoes for retail stores, hash browns, French fires and other retail-type products. We will work together in various areas where Proton's electrolyzed water, with its unique efficacies, can be integrated into potato production and post-harvesting processes. Understanding that Proton's water brings about certain potato maintenance efficacies, environmental and worker safety, on-site production abilities and cost efficiencies, both parties are looking forward to a mutually rewarding relationship.

RESULTS OF OPERATIONS-YEARS ENDED DECEMBER 31, 2004 AND 2003.

     We had revenue of $379,989 for the year ended December 31, 2004 compared to revenue of $238,805 for the year ended December 31, 2003. This increase is a 59% increase in revenue. This increase in revenue was due primarily to our hiring a sales manager in 2004.

     We had a net loss $965,840 for the year ended December 31, 2004 compared to a net loss of $217,333 for the year ended December 31, 2003. This increase in net loss was due primarily to our increase in equity-based compensation for sales, general and administrative expenses.

     Cash used by operating activities was $323,722 for the year ended December 31, 2004 compared to cash used by operating activities of $80,587 for the year ended December 31, 2003. This increase in cash used by operating activities was due primarily to the issuance of common stock used as in-kind compensation to pay for legal services and consulting services.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

     We had revenue of $274,501 for the nine months ended September 30, 2005 Compared to revenue of $278,907 for the nine months ended September 30, 2004.

     We had Selling, General and Administrative Expenses of $793,599 for the nine months ended September 30, 2005 compared to Selling, General and Administrative Expenses of $341,119 for the nine months ended September 30, 2004. This increase in Selling, General and Administrative Expenses was due primarily to stock compensation we paid to a consultant that we valued at $459,040 during the second quarter

     We had a net loss of $824,231 for the nine months ended September 30, 2005 compared to a net loss of $246,114 for the nine months ended September 30, 2004. This increase in net loss was due primarily to the increase in expenses for Selling, General and Administrative Expenses.

     Net cash used by operating activities was $231,096 for the nine months Ended September 30, 2005 compared to cash used by operating activities of $230,446 for the none months ended September 30, 2004.

LIQUIDITY

     As of September 30, 2005, we had cash on hand of $12,396. Our growth is dependent on attaining profit from our operations and our raising of additional capital either through the sale of stock or borrowing. There is no assurance that we will be able to raise any equity financing or sell any of our products to generate a profit.

     During 2005 to date, two of our shareholders advanced us an aggregate of $48,642. These advances bear interest at 7% with principal and accrued interest due between November 2005 and January 2007. At September 30, 2005 we owed the two shareholders an aggregate of $310,642 and at December 31, 2004, we owed the two shareholders an aggregate of $262,000. These amounts include loans made to us by them prior to 2005. At September 30, 2005 and December 31, 2004, the accrued interest was $31,604 and $15,946, respectively.

     During the nine months ended September 30, 2005, we accrued $45,000 as salaries payable to our majority shareholders resulting in $139,890 of salaries payable at September 30, 2005. This accrual includes salary accruals that we made prior to 2005.

     In March 2005, we issued a note payable in the amount of $164,000. The note was originally due in May 2005 and has been extended to December 2005 secured by inventory. The original terms of the loan provided for an interest payment of $28,500 or 106% per annum; when the note was extended in May 2005, the interest rate was amended to 30% on the original principal balance. At September 30, 2005 $47,776 of interest had been accrued. In addition, the Company issued the lender 47,500 shares of common stock, which was recorded as a $27,075 loan cost and was amortized over the original term of the note. The lender is Gary Taylor who is our President. These shares have not been issued yet.

     During July 2005, we sold 100,000 shares of our common stock to one investor at $0.20 per share.

     In June 2005, we entered into an agreement with Mitachi, a Japanese electronics component manufacturer, to aid in the production of enhanced drinking water generators. Pursuant to this agreement, Mitachi agreed to pay us 25,000,000 Yen for engineering design, molding, tooling and preparation costs, and the exclusive product distribution rights for China, Taiwan, and Japan. Thought September 30, 2005, Mitachi had paid to us 6,000,000 Yen (US $52,506) in connection with this agreement. Since the project is not yet completed and no units have been sold, this amount is classified as deferred revenue.

FUTURE CAPITAL REQUIREMENTS

     Our growth is dependent on attaining profit from our operations, or our raising additional capital either through the sale of stock or borrowing. There is no assurance that we will be able to raise any equity financing or sell any of our products at a profit.

     Our future capital requirements will depend upon many factors, including:

     -    The cost to acquire equipment that we then would resell.

     -    The cost of sales and marketing.

     -    The rate at which we expand our operations.

     -    The results of our consulting business.

     -    The response of competitors.

MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND SMALL BUSINESS ISSUER PURCHASES OF EQUITY SECURITIES.

     Our stock is traded on the OTCBB under the trading symbol "PLBI." Our stock was added to the OTCBB in late December 2003. The first reported trade in our stock on the OTCBB occurred in January 2004. We are not aware of any trading market for our stock prior to January 2004. The following table sets forth the quarterly high and low bid price per share for our common stock. These bid and asked price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual prices. There were no trades in our common stock until January 2004. Our fiscal year ends December 31.

COMMON STOCK PRICE RANGE

YEAR AND QUARTER           HIGH       LOW
--------------------------------------------

2003:

First Quarter                 (*)        (*)
Second Quarter                (*)        (*)
Third Quarter                 (*)        (*)
Fourth Quarter                (*)        (*)


2004: (**)

First Quarter              $ 2.45     $ 0.60
Second Quarter             $ 2.30     $ 0.90
Third Quarter              $ 1.15     $ 0.30
Fourth Quarter             $ 2.90     $ 0.35


2005 (**)

First Quarter              $ 1.55     $ 0.38
Second Quarter             $ 0.48     $ 0.32
Third Quarter              $ 0.40     $ 0.20
Fourth Quarter (through    $ 0.29     $ 0.14
December 9, 2005)

---------------------------------
(*) There was no trading market for our stock until January 2004. (**) As set forth on www.yahoo.com

     On December 9, 2005, the closing price of our stock was $0.24.

     On December 12, 2005, we had outstanding 14,270,100 shares of common stock (includes 47,500 shares that have not been certificated yet).

     On December 12, 2005, we had approximately 86 shareholders of record which includes shares held directly by shareholders and shares beneficially owned by shareholders who have deposited their shares into an account at a broker-dealer. Such deposited shares into a brokerage account are accumulated in a nominee account in the name of Cede, Inc. Cede, Inc. is the nominee account that most broker-dealers use to deposit shares held in the name of the broker-dealer. Cede, Inc. is counted as one record shareholder, even though it could represent many beneficial shareholders who have deposited their shares into an account at a broker-dealer.

     Our transfer agent is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona 85251, tel. (480) 481 3940.

     We have not paid any cash dividends on our common stock and we do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of any cash dividends will depend upon our future earnings, if any, our financial condition, and other factors as deemed relevant by the Board of Directors.

     We have outstanding 8,000 shares of Series A Preferred Stock. We have no outstanding options, warrants, convertible debt. Our Series A Preferred Stock pays dividends.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

                        Number of
                        securities to                       Number of securities
                        be issued                           remaining available
                        upon            Weighted-average    for future issuance
                        exercise of     exercise price of   under equity
                        outstanding     outstanding         compensation
                        options,        options,            plans (excluding
                        warrants and    warrants and        securities reflected
                        rights          rights              in column (a))

                          (a)               (b)                    (c)
PLAN CATEGORY:

Equity compensation
plans approved by
security holders          -0-               n/a                   -0- (1)

Equity compensation
plans not approved by
security holders (2)      -0-               n/a                    352,400

    Total                 -0-               n/a                    352,400


          Directors, Executive Officers, Promoters and Control Persons

EXECUTIVE OFFICERS AND DIRECTORS

NAME                    AGE     POSITION
--------------------------------------------------------------------------------

Edward Alexander         54     Director, Chief Executive Officer,
                                Chief Financial Officer, and Secretary

Michael Fintan Ledwith   63     Director, Member of the Audit Committee

Gary Taylor              56     Director and President

     Edward Alexander has been our Chairman, a Director, Chief Executive Officer, Chief Financial Officer, and Secretary since 2002. He had been the owner and president of Proton Laboratories, LLC from January, 2001 until its merger with us. Proton Laboratories, LLC introduced an electrolytic water separation technology that has many uses in industry, product formulations and consumer products. From January 1997 to July 1998, Mr. Alexander served as owner and president of Advanced H2O, LLC. In July 1998, Mr. Alexander formed Advanced H2O, Inc. to specialize in bottled water production. Mr. Alexander continues to serve as a consultant to Advanced H2O, Inc. Prior to 1997, Mr. Alexander served as General Manager for Tomoe Incorporated and held various positions with various divisions of the U.S. Navy Resale System. In February 2002, the Securities and Exchange Commission accepted a settlement offer from Mr. Alexander and imposed a cease and desist order against Mr. Alexander from committing or causing any violation or future violation of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. This order was imposed in connection with a press release that Mr. Alexander was persuaded to release about Proton Laboratories, LLC by a business associate whom Mr. Alexander trusted at the time.

     Michael Ledwith has been our Director since 2002. He has been a member of the Audit Committee since June 2004. He has been semi-retired from daily business activities since 1998. He was Professor of Systematic Theology at the Pontifical University of Maynooth in Ireland from 1976 to 1994. He was later Dean of the Faculty, Head of Department and Editor of "The Irish Theological Quarterly." He was later appointed as a Consulting Editor of the renowned international review "Communio" and still serves in that capacity. He was appointed Vice-President of the University in 1980, re-appointed in 1983, and was appointed President in 1985. He served as Chairman of the Committee of Heads of the Irish Universities and was a Member of the Governing Bureau of the European University Presidents' Federation (CRE). He retired from his Professorship on September 30, 1996 and has since continued to pursue his interest in research, writing, and lecturing in the field of actualizing human potential. Since November 2001 he has been a partner in World of Star Stuff, which markets whole food products.

     On June 3, 2005, Gary Taylor was appointed as a Director and President. We granted 131,600 shares of common stock to Mr. Taylor in connection with this appointment. Since 1998, Mr. Taylor has been the CEO of The Moore Company which provides consulting for product distribution and third party logistical services.

COMMITTEES OF THE BOARD OF DIRECTORS

     We do not have any nominating, or compensation committees of the Board, or committees performing similar functions.

     In December 2003, our Board adopted our Audit Committee Charter (the "Charter") which established our Audit Committee. The Board of Directors has selected Michael Ledwith, our only independent Director, to be on the Audit Committee. Mr. Ledwith is not a financial expert. We have determined Mr. Ledwith's independence using the definition of independence set forth in NASD Rule 4200-(14). We have not yet been able to recruit an independent director who is also a financial expert.

     The primary purpose of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. The Audit Committee will meet privately with our Chief Accounting Officer and with our independent public accountants and evaluate the responses by the Chief Accounting Officer both to the facts presented and to the judgments made by our independent accountants. The Charter establishes the independence of our Audit Committee and sets forth the scope of the Audit Committee's duties. The Purpose of the Audit Committee is to conduct continuing oversight of our financial affairs. The Audit Committee conducts an ongoing review of our financial reports and other financial information prior to filing them with the Securities and Exchange Commission, or otherwise providing them to the public. The Audit Committee also reviews our systems, methods and procedures of internal controls in the areas of: financial reporting, audits, treasury operations, corporate finance, managerial, financial and SEC accounting, compliance with law, and ethical conduct. A majority of the members of the Audit Committee will be independent directors. The Audit Committee is objective, and reviews and assesses the work of our independent accountants and our internal audit department. The Audit Committee will review and discuss the matters required by SAS 61 and our audited financial statements for the year ended December 31, 2004 with our management and our independent auditors. The Audit Committee will receive the written disclosures and the letter from our independent accountants required by Independence Standards Board No. 1, and the Audit Committee will discuss with the independent accountant the independent accountant's independence.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors did not hold meetings during the year ended December 31, 2004, but did act by consent on four occasions. There is no family relationship between or among any of our directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons also are required to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge, all persons required to file reports under Section 16(a) of the Exchange Act have done so in a timely manner.

CODE OF ETHICS

     We have a Code of Ethics that applies to our principal executive officer and our principal financial officer. We undertake to provide to any person, without charge, upon request, a copy of our Code of Ethics. You may request a copy of our Code of Ethics by mailing your written request to us. Your written request must contain the phrase "Request for a Copy of the Code of Ethics of Proton Laboratories, Inc." Our address is: Proton Laboratories, Inc., 1135 Atlantic Avenue, Suite 101, Alameda, CA 94501.


                             Executive Compensation

     The following table sets forth certain information as to our highest paid officers and directors for our fiscal year ended December 31, 2004. No other compensation was paid to any such officers or directors other than the compensation set forth below.

                                          SUMMARY COMPENSATION TABLE


                           Annual Compensation                 Long-Term Compensation
                                                                  Awards                 Pay-Outs
                                                                       Securities
                                                            Other        Under-
Name and                                                  Restricted     lying                   All
Principal                                    Annual         Stock       Options/     LTIP       Other
Position   Year          Salary   Bonus   Compensation     Award(s)       SARs     Payouts   Compensation
                            $       $           $             $            #          $
           2004  (1)      62,400     -0-            -0-           -0-         -0-       -0-           -0-
Edward     2003  (2)      62,400     -0-            -0-           -0-         -0-       -0-           -0-
Alexander  2002  (3)      60,000     -0-            -0-           -0-         -0-       -0-           -0-
CEO, CFO

--------------------------------
(1) Mr. Alexander received $2,400 as cash compensation. We determined that the value of his services was $62,400, of which $60,000 was recorded as accrued wages.

(2) Mr. Alexander received $2,400 as cash compensation. We determined that the value of his services was $62,400, of which $45,000 was recorded as additional paid-in capital and $15,000 was recorded as accrued wages.

(3) Mr. Alexander did not receive any cash compensation. This amount was determined to be the value of his services and was recorded as additional paid in capital.

OUTSTANDING STOCK OPTIONS

     We have not granted any options to purchase common stock and we do not have any outstanding options to purchase common stock.

COMPENSATION OF DIRECTORS

     Our directors do not receive cash compensation for their services as directors or members of committees of the Board of Directors.

EMPLOYEE STOCK OPTION PLANS

     We believe that our future success will depend in part on our continued ability to attract and retain highly qualified personnel. We pay wages and salaries that we believe are competitive. We also believe that equity ownership is an important factor in our ability to attract and retain skilled personnel. Our Board of Directors has adopted the 2005 Stock and Stock Option Plan (the "Plan"). It has not yet been approved by shareholders. The purpose of the Plan is to further our interests, our subsidiaries and our stockholders by providing incentives in the form of stock and stock options to our officers, directors, employees, vendors, consultants, attorneys and subcontractors. There are a total of 352,400 shares remaining available for issuance in the Plan.

NO EMPLOYMENT AGREEMENT

     We do not have any employment agreements with any employees.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                        AND RELATED STOCKHOLDER MATTERS.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS


                        Number of
                        securities to                       Number of securities
                        be issued                           remaining available
                        upon            Weighted-average    for future issuance
                        exercise of     exercise price of   under equity
                        outstanding     outstanding         compensation
                        options,        options,            plans (excluding
                        warrants and    warrants and        securities reflected
                        rights          rights              in column (a))

                            (a)               (b)                    (c)
PLAN CATEGORY:

Equity compensation
plans approved by
security holders            -0-               n/a                  -0- (1)

Equity compensation
plans not approved by
security holders (2)        -0-               n/a                  352,400

    Total                   -0-               n/a                  352,400

     The following table sets forth certain information concerning the number of shares of common stock owned beneficially as of December 12, 2005 by: (i) each person (including any group) known by us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors and executive officers, and (iii) and our officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown. As of December 12, 2005 we had 14,270,100 shares of common stock outstanding (includes 47,500 shares that have not been certificated yet).

Name                               Amount of Shares     Class of    Percentage
and Address                       Beneficially Owned   Securities    of Class
--------------------------------------------------------------------------------
Edward Alexander
1135 Atlantic Avenue, Suite 101
Alameda, CA 94501                          8,224,000  Common Stock          58%

Gary Taylor
333 S.E. 2ND AVE.
PORTLAND OR 97214                            156,400  Common Stock           1%

Michael Fintan Ledwith
6610 Churchill Rd. SE
Tenino, WA 98589                                 -0-  Common Stock         -0-%

Executive Officers
As A Group(3 Persons)                      8,380,400  Common Stock          59%

     We are not aware of any arrangements that could result in a change of control.

                 Certain Relationships and Related Transactions


     We have a policy that our business affairs will be conducted in all respects by standards applicable to publicly held corporations and that we will not enter into any future transactions and/or loans between us and our officers, directors and 5% shareholders unless the terms are: (a) no less favorable than could be obtained from independent third parties, and (b) will be approved by a majority of our independent and disinterested directors. In our view, all of the transactions described below meet this standard.

     In March 2005, Gary Taylor loaned us $164,000 and we issued to him a note payable in the amount of $164,000. The note was originally due in May 2005 and has since been extended to mature on December 31, 2005. The note is secured by inventory. The original terms of the loan provided for an interest payment of $28,500 or 106% per annum. When the note's maturity was extended in May 2005, the interest rate was amended to 30% on the original principal balance. At September 30, 2005 $47,776 of interest had been accrued. In addition, the Company issued the lender 47,500 shares of common stock, which was recorded as a $27,075 loan cost and was amortized over the original term of the note. These shares have not been issued yet.

     During the year ended December 31, 2004, Edward Alexander advanced to us the amount of $178,000 in cash. This advance accrues interest at the rate of 7% per annum and is due on dates ranging from March through

September 2006. At December 31, 2004, the aggregate balance we owe on loans from shareholders is $262,000 which includes $84,000 in loans from prior periods. All of these loans accrues interest at the rate of 7% per annum and are due on dates ranging from November 2005 through September 2006. At December 31, 2004, the aggregate accrued interest on these loans was $16,681.

     During 2004, we obtained, through a sublicense from Edward Alexander, at no cost to us, the North American rights to manufacture and distribute an electrolyzed water-based antioxidant dietary supplement developed by MIZ Corporation, a Japanese company specializing in advanced uses of electrolyzed water. We plan to sell this product to the fitness, sports and wellness markets.

     In January 2005, a shareholder advanced $40,000 to us. This advance bears interest at 7% with principal and accrued interest due January 2007.

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK

     The following description of our capital stock is a summary of the material terms of our capital stock. Our authorized capital stock consists of 120,000,000 shares of which there are 100,000,000 shares of common stock having a par value of $0.0001 per share and 20,000,000 shares of preferred stock having a par value of $0.0001 per share. As of December 12, 2005, there are 14,270,100 shares of common stock outstanding (includes 47,500 shares that have not been certificated yet), and 8,000 shares of Series A Preferred Stock outstanding. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

     Of our 14,270,100 shares of common stock outstanding, 5,571,600 shares are free trading shares and 8,698,500 shares are restricted shares.

     Our Articles of Incorporation do not permit cumulative voting for the election of directors, nor do stockholders have any preemptive rights, subscription or conversion rights to purchase shares in any future issuance of our common stock.

     The holders of common stock have the sole right to vote, except as otherwise provided by law or by the Articles, including provisions governing any preferred stock. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The holders of more than 50% of such outstanding shares common stock, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any other directors.

     Subject to the rights, if any, of any outstanding shares of preferred stock, if any, the holders of shares of common stock are entitled to dividends, out of funds legally available therefore, when, if and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters required by law to be submitted to a vote of stockholders.

     In the event of liquidation, dissolution or winding up of our affairs, holders of common stock are entitled to receive, ratably, our net assets of available after payment of all creditors and any preferential liquidation rights, if any, of any preferred stock, if any, then outstanding.

     All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders may be diluted.

THE PENNY STOCK RULES

     Our securities may be considered a penny stock. Penny stocks are securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or quoted on the Nasdaq stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements must be sent disclosing recent price information on the limited market in penny stocks. The "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The penny stock restrictions will not apply to our securities when our market price is $5.00 or greater. The price of our securities may not reach or maintain a $5.00 price level.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the number of shares of common stock offered by each Selling Stockholder, the number of shares of common stock to be owned by each Selling Stockholder if all shares were to be sold in this offering and the percentage of our common stock that will be owned by each Selling Stockholder if all shares are sold in this the offering. The shares of common stock being offered hereby are being registered to permit public secondary trading and the Selling Stockholders may offer all, none or a portion of the shares for resale from time to time.

-----------------------------------------------------------------------------------------------
Name                                 Shares    Shares          Shares          Percentage
Of                                   Owned     Offered         Owned           Owned After
Selling                              Before    For             After           Offering If All
Stockholder                          Offering  Sale            Offering        Shares Are
Sold                                                           If All Shares
                                                               Are Sold
          (1)                                                  (2)             (2)
-----------------------------------------------------------------------------------------------

Dutchess Private Equities Fund, LP(4)     -0-  50,000,000 (3)            -0-               -0-

--------------------

(1) To the best of our knowledge, no Selling Stockholder has a short position in our common stock. To the best of our knowledge, no Selling Stockholder that is a beneficial owner of any of these shares is a broker-dealer or an affiliate of a broker-dealer (a broker-dealer may be a record holder). No Selling Stockholder has held any position or office, or has had any material relationship with us or any of our affiliates within the past three years. The Selling Stockholders, Dutchess Private Equities Fund, II, LP, and any broker-dealers or agents that are involved in selling the shares are underwriters within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

(2) Assumes no sales or purchases are transacted by the Selling Stockholder during the offering period other than in this offering.

(3) Includes 50,000,000 shares not yet beneficially owned that are the subject of our equity line of credit agreement with Dutchess

(4) Douglas Leighton and Michael Novielli are managing members of Dutchess Capital Management, LLC which is the general partner of Dutchess Private Equities Fund, LP.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders (of record ownership and of beneficial ownership) and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the Selling Stockholders will sell any or all of the common stock in this offering. The Selling Stockholders may use any one or more of the following methods when selling shares:

- Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

- Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

- Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

-    An exchange distribution following the rules of the applicable exchange.

-    Privately negotiated transactions.

-    Short sales or sales of shares not previously owned by the seller.

- An agreement between a broker-dealer and a Selling Stockholder to sell a specified number of such shares at a stipulated price per share.

-    A combination of any such methods of sale.

-    Any other lawful method.

     The  Selling Stockholder may also engage in:

- Short selling against the box, which is making a short sale when the seller already owns the shares.

- Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date.

- Selling calls, which is a contract giving the person buying the contract the right to buy shares at a specified price by a specified date.

- Selling under Rule 144 under the Securities Act, if available, rather than under this prospectus.

- Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stock holder.

- Pledging shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering.

     If we are notified by a Selling Stockholder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the Registration Statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the Selling Stockholder and the broker-dealer.

     The Selling Stockholders, Dutchess Private Equities Fund, II, LP, and any broker-dealers or agents that are involved in selling the shares are underwriters within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     We have engaged the services of US EURO Securities, Inc. to be our placement agent in connection with the equity line of credit. US EURO Securities, Inc. is a member of the NASD. We will pay $10,000 to US EURO Securities, Inc. for this service. The placement agent provides consulting services to us with respect to the Dutchess Investment Agreement. The placement agent is available to us for consultation in connection with financings to be requested by us pursuant to the Dutchess Investment Agreement.


          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE.

     None.

                                LEGAL PROCEEDINGS

     We are not a plaintiff or defendant in any litigation, nor is any litigation threatened against us.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     Joel Seidner, Esq., Attorney At Law, 1240 Blalock Road, Suite 250, Houston, Texas 77055, tel. (713) 461-2627 ext. 210, has acted as our legal counsel for this offering. The validity of the shares offered by this prospectus has been passed upon for Proton Laboratories, Inc. by Mr. Seidner. As of the date of this prospectus, Mr. Seidner owns 86,000 shares of our common stock.

     Our consolidated balance sheets as of December 31, 2004 and 2003, and the consolidated statements of operations, stockholders' deficit, and cashflows, for the years then ended, have been included in the registration statement on Form SB-2 of which this prospectus forms a part, in reliance on the report of Hansen, Barnett & Maxwell, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Washington Business Corporation Act at Title 23 RCW provides that we shall indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

     However, the statutory indemnity does not apply to: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

     Our Articles of Incorporation and By-Laws also state that we indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                            PROTON LABORATORIES, INC.

                              FINANCIAL STATEMENTS

                                TABLE OF CONTENTS


                                                                            PAGE
Report of Independent Registered Public Accounting Firm                     F-2

Consolidated Balance Sheets - December 31, 2004 and 2003                    F-3

Consolidated Statements of Operations for the years ended
  December 31, 2004 and 2003                                                F-4

Consolidated Statements of Stockholders' Deficit for the years ended
  December 31, 2003 and 2004                                                F-5

Consolidated Statements of Cash Flows for the years ended
  December 31, 2004 and 2003                                                F-6

Notes to Consolidated Financial Statements                                  F-7


Condensed Consolidated Balance Sheets - September 30, 2005 and
  December 31, 2004 (Unaudited)                                             FF-1

Condensed Consolidated Statements of Operations for the three
  and nine months ended September 30, 2005 and 2004 (Unaudited)             FF-2

Condensed Consolidated Statements of Cash Flows for the nine months ended
  September 30, 2005 and 2004 (Unaudited)                                   FF-3

Notes to Condensed Consolidated Financial Statements (Unaudited)            FF-4

   HANSEN, BARNETT & MAXWELL
  A Professional Corporation                 REGISTERED WITH THE PUBLIC COMPANY
 CERTIFIED PUBLIC ACCOUNTANTS                     ACCOUNTING OVERSIGHT BOARD
  5 Triad Center, Suite 750
 Salt Lake City, UT 84180-1128                        [GRAPHIC OMITTED]
   Phone: (801) 532-2200                           in independent member of
    Fax: (801) 532-7944                                  BAKER TILLY
     www.hbmcpas.com                                    INTERNATIONAL


     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and the Stockholders
Proton Laboratories, Inc. and subsidiaries

We have audited the consolidated balance sheets of Proton Laboratories, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Proton Laboratories as of December 31, 2004 and 2003, and the results of their consolidated operations and their cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit, has suffered reoccurring losses from operations, has negative working capital, and has required loans from the Company's majority shareholder to fund operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                            HANSEN, BARNETT & MAXWELL


Salt Lake City, Utah
March 7, 2005

                                   PROTON LABORATORIES, INC
                                 CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31, 2004 AND 2003


                                                                       2004         2003

===========================================================================================

ASSETS
CURRENT ASSETS
Cash                                                               $    14,412   $   4,423
Accounts receivable, less allowance for doubtful accounts of
  $16,522 and $10,092, respectively                                     10,633      24,583
Inventory                                                               34,097      27,800

-------------------------------------------------------------------------------------------

    TOTAL CURRENT ASSETS                                                59,142      56,806
-------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT
Furniture and fixtures                                                  18,438       4,670
Equipment and machinery                                                 95,039      43,724
Leasehold improvements                                                  10,995       1,886
Deposit on equipment                                                    69,500           -
Less:  accumulated depreciation                                        (19,160)    (11,672)
-------------------------------------------------------------------------------------------

    NET PROPERTY AND EQUIPMENT                                         174,812      38,608
-------------------------------------------------------------------------------------------

TOTAL ASSETS                                                       $   233,954   $  95,414
===========================================================================================

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable                                                   $   134,780   $ 197,576
Accrued expenses                                                       110,562      15,735
Preferred dividends payable                                              3,200           -
Stockholder loan, current portion                                       84,000           -
-------------------------------------------------------------------------------------------

  TOTAL CURRENT LIABILITIES                                            332,542     213,311
-------------------------------------------------------------------------------------------

STOCKHOLDER LOAN, NET OF CURRENT PORTION                               178,000      84,000
-------------------------------------------------------------------------------------------

STOCKHOLDERS' DEFICIT
Series A convertible preferred stock, 400,000 shares authorized with a par value of $0.0001; 8,000 and no shares issued and outstanding, respectively; liquidation preference of $80,000
  and $0, respectively                                                  80,000           -
Undesignated preferred stock, 19,600,000 shares authorized with a
  par value of $0.0001; no shares issued or outstanding                      -           -
Common stock, 100,000,000 common shares authorized with a par value of $0.0001; 12,975,000 and 11,250,000 shares issued and
  outstanding, respectively                                              1,299       1,126
Additional paid in capital                                           1,350,616     536,440
Accumulated deficit                                                 (1,708,503)   (739,463)
-------------------------------------------------------------------------------------------

  TOTAL STOCKHOLDERS' DEFICIT                                         (276,588)   (201,897)
-------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                        $   233,954   $  95,414
===========================================================================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                 PROTON LABORATORIES, INC
                           CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                    2004          2003

==========================================================================================

SALES                                                           $   379,989   $   238,805

COST OF GOODS SOLD                                                  263,395       175,505
------------------------------------------------------------------------------------------

GROSS PROFIT                                                        116,594        63,300
------------------------------------------------------------------------------------------

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (including
  equity-based expenses of $663,349 and $45,000, respectively)    1,065,595       270,420
------------------------------------------------------------------------------------------

LOSS FROM OPERATIONS                                               (949,001)     (207,120)

OTHER INCOME AND (EXPENSE)
Loss on disposal of property and equipment                           (1,648)       (9,483)
Interest income                                                          20             5
Interest expense                                                    (15,211)         (735)
------------------------------------------------------------------------------------------
NET OTHER EXPENSE                                                   (16,839)      (10,213)
------------------------------------------------------------------------------------------

    NET LOSS                                                       (965,840)     (217,333)

PREFERRED STOCK DIVIDEND                                             (3,200)            -
------------------------------------------------------------------------------------------

LOSS APPLICABLE TO COMMON SHAREHOLDERS                          $  (969,040)  $  (217,333)
==========================================================================================

BASIC AND DILUTED LOSS PER
  COMMON SHARE                                                  $     (0.08)  $     (0.02)
==========================================================================================

BASIC AND DILUTED WEIGHTED AVERAGE
  SHARES OUTSTANDING                                             11,525,510    11,250,000
==========================================================================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                                    PROTON LABORATORIES, INC
                                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                         FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2004


                                    PREFERRED STOCK         COMMON STOCK        ADDITIONAL
                                 =====================  ======================    PAID IN     ACCUMULATED
                                  SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL       DEFICIT        TOTAL

========================================================================================================================
BALANCE - DECEMBER 31, 2002              -  $        -  11,250,000       1,126      491,440      (522,130)      (29,564)

Fair value of officer services,
  no additional shares issued            -           -           -           -       45,000             -        45,000

Net loss for the period                  -           -           -           -            -      (217,333)     (217,333)
------------------------------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2003              -           -  11,250,000       1,126      536,440      (739,463)     (201,897)

Sale of preferred stock              8,000      80,000           -           -            -             -        80,000

Issuance of shares                       -           -     100,000          10       39,990             -        40,000
  for legal services

Issuance of shares for                   -           -   1,345,000         135      578,214             -       578,349
  consulting services

Issuance of common stock                 -           -     280,000          28      195,972             -       196,000
  for cash

Dividends accrued                        -           -           -           -            -        (3,200)       (3,200)

Net loss for the period                  -           -           -           -            -      (965,840)     (965,840)
------------------------------------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2004          8,000  $   80,000  12,975,000  $    1,299  $ 1,350,616  $ (1,708,503)  $  (276,588)
========================================================================================================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                PROTON LABORATORIES, INC
                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                     FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                     2004        2003

========================================================================================

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                          $(965,840)  $(217,333)
Adjustments to reconcile net loss to cash used
  in operating activities:
  Depreciation                                                        9,814       7,480
  Bad debt expense                                                    6,430           -
  Loss on disposal of property and equipment                          1,648       9,483
  Fair value of officer services                                          -      45,000
  Common stock issued for legal services and consulting services    618,349           -
  Changes in operating assets and liabilities
    Accounts receivable                                               7,520       8,172
    Inventory                                                       (33,674)    (18,879)
    Accounts payable                                                (62,796)     69,938
    Accrued expenses                                                 94,827      15,552
----------------------------------------------------------------------------------------

  NET CASH FROM OPERATING ACTIVITIES                               (323,722)    (80,587)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment                                (120,289)       (375)
----------------------------------------------------------------------------------------

  NET CASH FROM INVESTING ACTIVITIES                               (120,289)       (375)
----------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stockholder loans                                     178,000      84,000
Proceeds from sale of preferred stock                                80,000           -
Proceeds from sale of common stock                                  196,000           -
----------------------------------------------------------------------------------------

  NET CASH FROM FINANCING ACTIVITIES                                454,000      84,000
----------------------------------------------------------------------------------------

NET INCREASE IN CASH                                                  9,989       3,038

CASH AT BEGINNING OF PERIOD                                           4,423       1,385
----------------------------------------------------------------------------------------

CASH AT END OF PERIOD                                             $  14,412   $   4,423
========================================================================================

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Transfer of inventory to equipment                                $  27,377   $  11,740
----------------------------------------------------------------------------------------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            PROTON LABORATORIES, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATIONS

ORGANIZATION- Proton Laboratories, LLC. (Proton) was incorporated on February 16, 2000 in the State of California. Proton did not begin its operations until January 1, 2001. On January 1, 2001, Proton's sole owner contributed inventory and property and equipment to the Company.

BentleyCapitalCorp.com Inc. (Bentley) was incorporated in the State of Washington, U.S.A. on March 14, 2000. On November 15, 2002, Proton entered into an Agreement and Plan of Reorganization with Bentley whereby the Company merged with and into VWO I Inc. (VWO), a wholly owned subsidiary of Bentley (the "Merger"). In April 2004 the subsidiary changed its name to Water Science, Inc.

For financial statement purposes Proton is considered the parent corporation and originally elected to maintain BentleyCapitalCorp.com, Inc as its business name. In December 2003 the Company's board elected to change its name to Proton Laboratories, Inc., and hereafter collectively referred to as the "Company".

CONSOLIDATION POLICY - The accompanying consolidated financial statements reflect the financial position of and operations for Proton as of and for the years ended December 31, 2004 and 2003. All significant intercompany transactions have been eliminated in consolidation.

NATURE OF OPERATIONS - The Company's operations are located in Alameda, California. The core business of the Company consists of the sales and marketing of the Company's industrial, environmental and residential systems throughout the United States of America which alter the properties of water to produce functional water. The Company acts as an exclusive importer and master distributor of these products to various companies in which uses for the product range from food processing to retail water sales. Additionally, the Company formulates intellectual properties under licensing agreements, supplies consumer products, consults on projects utilizing functional water, facilitates between manufacturer and industry and acts as educators on the benefits of functional water.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS -The Company is subject to concentration of credit risk with respect to sales primarily in the functional water industry and sales to a significant customer and purchases from a significant vendor. Accounts receivable are generally unsecured. The Company normally obtains payments from customers prior to delivery of the related products. Otherwise, the Company does not require collateral for accounts receivable.

The carrying value of the note payable approximates fair value based on it bearing interest at a rate which approximates market rates. The amount reported as inventory is considered to be a reasonable

                            PROTON LABORATORIES, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


approximation of its fair value. The fair value estimates presented herein were based on market information available to management at the time of the preparation of the financial statements.

BUSINESS CONDITION - The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred net losses of $965,840 and $217,333 for the years ended December 31, 2004 and 2003, respectively. The Company had a working capital deficit of $273,400 and $156,505 at December 31, 2004 and 2003, respectively. Loans from Edward Alexander were required to fund operations. These conditions raise a substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

The Company is working towards raising public funds to expand its marketing and revenues. The Company has spent considerable time in contracting with several major overseas corporations for the co-development of enhanced antioxidant beverages for distribution into the overseas markets. In addition, the Company is working with its Canadian business associates to identify institutional businesses to market various disinfection applications based upon functional water, pending government approval.

The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitable operations. However, there is no assurance that profitable operations or sufficient cash flows will occur in the future.

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents.

ACCOUNTS RECEIVABLE - Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on historical write-off experience. Past due balances over 90 days and a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

INVENTORY - Inventory consists of purchased finished goods and is stated at the lower of cost (using the first-in, first-out method) or market value.

PROPERTY AND EQUIPMENT - Equipment, and furniture and fixtures are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives range from 3 to 7 years. Depreciation expense for the years ended December 31, 2004 and 2003, was $9,814 and $7,480, respectively. Expenditures for maintenance, repairs, and renewals are charged to expense as incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and accumulated depreciation are removed and any resulting gain or loss is recognized in the statement of operations.

                            PROTON LABORATORIES, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Long-lived assets are reviewed for impairment yearly. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Based on the evaluation, no impairment was considered necessary during the years ended December 31, 2004 or 2003.

INCOME TAXES - The Company recognizes an asset or liability for the deferred tax consequences of all temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. That will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered. These deferred tax assets and or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and valuation allowances and adjustments are provided as necessary.

ADVERTISING - The Company follows the policy of charging the cost of advertising to expense as incurred. Advertising expense for the year ended December 31, 2004 and 2003 was $10,776 and $3,952, respectively.

CONCENTRATIONS OF RISK - Sales to major customers are defined as sales to any one customer which exceeded 10% of total sales. The risk of loss of a major customer subjects the Company to the possibility of decreased sales. Purchases from major vendors are defined as inventory purchases from any one vendor which exceeded 10% of total inventory purchases. The risk of loss of a major vendor subjects the Company to the possibility of increased costs and not being able to fulfill customer orders. See Note 7.

REVENUE RECOGNITION - The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that arrangement exists;
(ii) delivery of the products and/or services has occurred; (iii) the selling price is both fixed and determinable and; (iv) collectibility is reasonably probable. The Company's revenues are derived from sales of their industrial, environmental and residential systems which alter the properties of water to produce functional water.

BASIC AND DILUTED LOSS PER COMMON SHARE - Basic loss per common share is calculated by dividing net loss by the weighted-average number of common shares outstanding. Diluted loss per common share is calculated by dividing net loss by the weighted-average number of Series A convertible preferred shares and common shares outstanding to give effect to potentially issuable common shares except during loss periods when those potentially issuable shares are anti-dilutive. Potential common shares from convertible preferred stock have not been included as they are anti-dilutive.

NEW ACCOUNTING STANDARDS - In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," which is an amendment to SFAS No. 123, "Accounting for Stock-Based Compensation." This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees" (APB
25) and requires such transactions to be accounted for using a fair-value-based method and the resulting cost recognized in the Company's financial statements. This new standard is effective for interim and annual periods beginning after June 15, 2005. The Company is currently evaluating SFAS No. 123 as revised and intends to implement it in the third quarter of 2005 and will not presently have an effect on the Company's financial statements.

                            PROTON LABORATORIES, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Non-monetary Assets-an amendment of APB Opinion No. 29." This Statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Statement will be effective in January 2006. The Company does not expect that the adoption of SFAS No. 153 will have a material impact on its Consolidated Financial Statements.

NOTE 3 - RELATED PARTY TRANSACTIONS

During the years ended December 31, 2004 and 2003, the Company's [former] president and majority shareholder advanced the Company $178,000 and $84,000, respectively. These advances bear interest at 7% with principal and accrued interest due between November 2005 and September 2006. At December 31, 2004 and 2003, the accrued interest was $15,946 and $735, respectively.

NOTE 4 - INCOME TAXES

There was no provision for or benefit from income tax for any period. The components of the net deferred tax asset at December 31, 2004 and 2003 are as follows:

                                    2004       2003

======================================================

Net operating loss carryforward  $ 416,124   $ 71,395
Bad debt reserve                     6,381      3,898
Accrued salaries                    29,000      5,793
Less: valuation allowance         (451,505)   (81,086)
------------------------------------------------------

NET DEFERRED TAX ASSET           $       -   $      -
======================================================

For tax reporting purposes, the Company has net operating loss carry forwards in the amount of $1,077,482 which will begin expiring in 2023.

The following is a reconciliation of the amount of tax benefit that would result from applying the federal statutory rate to pretax loss with the benefit from income taxes for the years ended December 31, 2004 and 2003:

                                                  2004       2003

====================================================================

Benefit as statutory rate (34%)                $(328,386)  $(73,893)
Non-deductible expenses                            2,589     17,567
Change in valuation allowance                    370,419     66,367
State tax benefit, net of federal tax effect     (44,622)   (10,041)
--------------------------------------------------------------------

NET BENEFIT FROM INCOME TAXES                  $       -   $      -
====================================================================

NOTE 5 - PREFERRED STOCK

During May 2004, the Company designated 400,000 shares of the preferred stock as Series A convertible preferred stock.

The holders of Series A convertible preferred stock are entitled to a cumulative dividend of 8% per year in cash payable in arrears.

The holders of Series A convertible preferred stock may convert any or all of their shares plus all accrued dividends on the preferred stock into common stock at any time. Each share of preferred stock may be

                            PROTON LABORATORIES, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


converted into 5 shares of common stock. The holder will receive one share of common stock for $2 of accrued dividends.

Upon the liquidation, dissolution or winding up of the Company, holders of Series A convertible preferred stock, are entitled to receive, out of legally available assets, a liquidation preference of $10 per share, plus an amount equal to any unpaid dividends through the payment date, before any payment or distribution was made to holders of common stock. The holders of Series A convertible preferred stock are not entitled to vote.

During the July 2004, the Company issued 8,000 shares of preferred stock for $80,000. At December 31, 2004, dividends payable was $3,200, or 40 cents per share.

NOTE 6 - COMMON STOCK

During September 2004, the Company issued 100,000 shares of common stock for $40,000 of legal services. These shares were valued using the per share fair value of the Company's common stock on the date of issuance.

In December 2003, the Company's shareholders approved the 2004 Stock and Stock Option Plan effective January 1, 2004 whereby up to 500,000 shares may be granted, optioned or sold. The plan is for its key employees and directors who contribute materially to the success and profitability of the Company as well as attracting other key employees and directors. In November 2004, 400,000 common shares were issued pursuant to this plan, resulting in $172,000 in consulting expense. These shares were valued using the per share fair value of the Company's common stock on the date of issuance.

In November 2004, the Company's board of directors approved the 2004 Marketing Consultant Stock Plan whereby up to 945,000 common shares may be granted, optioned or sold. The plan is for its consultants, key employees, and directors who contribute materially to the success and profitability of the Company as well as attracting other key employees and directors. In November 2004, 945,000 shares were issued under this plan resulting in $406,349 of consulting and employee expense valued using the per share fair value of the Company's common stock on the date of issuance.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES - The Company currently leases office and storage space from a third party. On August 1, 2004, the Company entered into a lease agreement to pay a monthly lease payment of $3,066 until June 2005.

Future minimum lease payments under operating lease obligations as of December 31, 2004, were as follows:

Year Ending December 31,
------------------------------------

          2005               $21,462
------------------------------------

Rent expense for the years ended December 31, 2004 and 2003 was $33,678 and $27,097, respectively.

                            PROTON LABORATORIES, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


MAJOR CUSTOMER - During the year ended December 31, 2004, sales to three customers accounted for 37% of total sales. As of December 31, 2004, there were no amounts due from these customers. During the year ended December 31, 2003, sales to one customer accounted for 11% of total sales. As of December 31, 2003, there were no amounts due from this customer.

MAJOR VENDOR - During the year ended December 31, 2004, purchases from three vendors accounted for 96% of total inventory purchases. As of December 31, 2004, amounts due to these vendors accounted for 54% of accounts payable. During the year ended December 31, 2003, purchases from two vendors accounted for 87% of total inventory purchases. As of December 31, 2003, amounts due to these vendors accounted for 65% of accounts payable.

NOTE 8 - SUBSEQUENT EVENTS (Unaudited)

COMMON STOCK - During March 2005, the Company entered into a tentative agreement with a consultant related to promoting the Company and the possibility of a future offering of the Company's common stock. Under this agreement, the Company agreed to immediately issue the consultant 550,000 shares of the Company's common stock. In addition, the Company agreed to pay a cash fee equal to 10% of the gross proceeds of any future common stock offering. The Company also agreed to issue the investment bank company a warrant to purchase a number of the Company's common shares equal to 10% of the gross proceeds of the offering. As part of the agreement, the consultant is to provide advisory services for 12 months from the close of the offering. In consideration for these services, the Company will issue the consultant common shares equal to 4.5% of the total number of common shares outstanding following the close of the offering. This agreement was abandoned with no shares or funds being delivered.

NOTES PAYABLE - In March 2005 the Company also issued a note payable in the amount of $164,000 for the purchase of inventory. The inventory will be held by the lender as collateral until the note is repaid in May 2005. The Company has also agreed to pay $28,500, or approximately 17%, in interest. In addition, the Company is to issue the lender 47,500 shares of common stock, which will be recorded as a $27,075 discount valued on the date of issuance and amortized over the term of the note. These shares are to be issued prior to the note's due date.

During January 2005, a shareholder advanced the Company $40,000. This advance bears interest at 7% with principal and accrued interest due January 2007.

                                       PROTON LABORATORIES, INC.
                           CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                                                        SEPTEMBER 30,    DECEMBER 31,
                                                                                 2005            2004
------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash                                                                   $       12,396   $      14,412
Accounts receivable, less allowance for doubtful accounts of  $16,522          17,786          10,633
Inventory                                                                      63,798          34,097
------------------------------------------------------------------------------------------------------
  TOTAL CURRENT ASSETS                                                         93,980          59,142
------------------------------------------------------------------------------------------------------
PROPERTY AND EQUIPMENT
Furniture and fixtures                                                         19,709          18,438
Equipment and machinery                                                       161,502          95,039
Leasehold improvements                                                         11,323          10,995
Deposit on equipment                                                                -          69,500
  LESS:  ACCUMULATED DEPRECIATION                                             (35,530)        (19,160)
------------------------------------------------------------------------------------------------------
  NET PROPERTY AND EQUIPMENT                                                  157,004         174,812
DEPOSITS                                                                        6,131               -
------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                           $      257,115   $     233,954
------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable                                                       $      102,201   $     134,780
Accrued expenses                                                              219,270         110,562
Deferred revenue                                                               52,506               -
Preferred dividends payable                                                     8,000           3,200
Note payable                                                                  164,000               -
Stockholder loans, current portion                                            262,000          84,000
------------------------------------------------------------------------------------------------------
  TOTAL CURRENT LIABILITIES                                                   807,977         332,542
------------------------------------------------------------------------------------------------------
STOCKHOLDER LOANS, NET OF CURRENT PORTION                                      48,642         178,000
------------------------------------------------------------------------------------------------------
STOCKHOLDERS' DEFICIT
Series A convertible preferred stock, 400,000 shares authorized with a par value of $0.0001; 8,000 shares issued and outstanding;
  liquidation preference of $80,000                                            80,000          80,000
Undesignated preferred stock, 19,600,000 shares authorized with a
  par value of $0.0001; no shares issued or outstanding                             -               -
Common stock, 100,000,000 common shares authorized with a par value of $0.0001; 14,270,100 and 12,975,000 shares issued and
  outstanding, respectively                                                     1,429           1,299
Additional paid in capital                                                  1,856,602       1,350,616
Accumulated deficit                                                        (2,537,535)     (1,708,503)
------------------------------------------------------------------------------------------------------
  TOTAL STOCKHOLDERS' DEFICIT                                                (599,504)       (276,588)
------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                            $      257,115   $     233,954
------------------------------------------------------------------------------------------------------

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                                            PROTON LABORATORIES, INC.
                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                  FOR THE THREE MONTHS ENDED        FOR THE NINE MONTHS ENDED
                                                        SEPTEMBER 30,                     SEPTEMBER 30,
                                               --------------------------------  --------------------------------
                                                    2005             2004             2005             2004
-----------------------------------------------------------------------------------------------------------------
SALES                                          $      116,791   $      120,902   $      274,501   $      278,907

COST OF GOODS SOLD                                    113,786           99,401          214,649          172,371
-----------------------------------------------------------------------------------------------------------------

GROSS PROFIT                                            3,005           21,501           59,852          106,536
-----------------------------------------------------------------------------------------------------------------

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES          114,219          178,361          793,599          341,119
-----------------------------------------------------------------------------------------------------------------

LOSS FROM OPERATIONS                                 (111,214)        (156,860)        (733,747)        (234,583)
-----------------------------------------------------------------------------------------------------------------

OTHER INCOME AND (EXPENSE)
Loss on disposal of property and equipment                  -             (943)               -             (943)
Interest income                                            61                -              161                -
Interest expense                                      (17,826)          (5,117)         (90,645)         (10,588)
-----------------------------------------------------------------------------------------------------------------
  NET OTHER EXPENSE                                   (17,765)          (6,060)         (90,484)         (11,531)
-----------------------------------------------------------------------------------------------------------------

    NET LOSS                                         (128,979)        (162,920)        (824,231)        (246,114)

PREFERRED STOCK DIVIDEND                               (1,600)          (1,600)          (4,800)          (1,600)
-----------------------------------------------------------------------------------------------------------------

LOSS APPLICABLE TO COMMON SHAREHOLDERS         $     (130,580)  $     (164,520)  $     (829,031)  $     (247,714)
-----------------------------------------------------------------------------------------------------------------

BASIC AND DILUTED LOSS PER
  COMMON SHARE                                 $        (0.01)  $        (0.01)  $        (0.06)  $        (0.02)
-----------------------------------------------------------------------------------------------------------------

BASIC AND DILUTED WEIGHTED AVERAGE
  SHARES OUTSTANDING                               14,234,230       11,268,481       13,534,217       11,256,230
-----------------------------------------------------------------------------------------------------------------

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                            PROTON LABORATORIES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005        2005        2004
-----------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                         $(824,231)  $(246,114)
Adjustments to reconcile net loss to cash used
  in operating activities:
  Depreciation                                      16,370       8,495
  Provision for allowance for doubtful accounts          -       6,430
  Loss on disposal of property and equipment             -         943
  Common stock issued for services                 459,040      40,000
  Amortization of loan costs                        27,075           -
  Changes in operating assets and liabilities
    Accounts receivable                             (7,153)       (591)
    Inventory                                      (29,701)    (67,034)
    Deposits                                        (1,131)          -
    Deferred revenue                                52,506           -
    Accounts payable                               (32,579)    (28,437)
    Accrued expenses                               108,708      55,862
-----------------------------------------------------------------------
  NET CASH FROM OPERATING ACTIVITIES              (231,096)   (230,446)
-----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment                 (3,562)    (24,760)
-----------------------------------------------------------------------
  NET CASH FROM INVESTING ACTIVITIES                (3,562)    (24,760)
-----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock                  20,000           -
Proceeds from sale of preferred stock                    -      80,000
Proceeds from notes payable                        164,000           -
Proceeds from shareholder loans                     48,642     178,000
-----------------------------------------------------------------------
  NET CASH FROM FINANCING ACTIVITIES               232,642     258,000
-----------------------------------------------------------------------
NET INCREASE IN CASH                                (2,016)      2,794
CASH AT BEGINNING OF PERIOD                         14,412       4,423
-----------------------------------------------------------------------
CASH AT END OF PERIOD                            $  12,396   $   7,217
-----------------------------------------------------------------------
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Transfer of inventory to equipment               $  64,500   $  27,377
Issuance of common stock for loan costs          $  27,075   $       -
Accrual of preferred stock dividends             $   4,800   $       -
-----------------------------------------------------------------------

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                            PROTON LABORATORIES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION AND NATURE OF OPERATIONS

BASIS OF PRESENTATION - The condensed consolidated financial statements include the accounts of Proton Laboratories, Inc., and its wholly owned subsidiary ("Proton" or the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

In April 2004, the Company changed its name from BentleyCapitalCorp.com, Inc. to Proton Laboratories, Inc. The Company's subsidiary also changed its name from Proton Laboratories, Inc. to Water Science, Inc.

CONDENSED FINANCIAL STATEMENTS - The accompanying unaudited condensed consolidated financial statements are condensed and, therefore, do not include all disclosures normally required by accounting principles generally accepted in the United States of America. These statements should be read in conjunction with the Company's annual financial statements included in the Company's December 31, 2004 Annual Report. In particular, the Company's significant accounting principles were presented as Note 1 to the consolidated financial statements in that report. In the opinion of management, all adjustments necessary for a fair presentation have been included in the accompanying condensed consolidated financial statements and consist of only normal recurring adjustments. The results of operations presented in the accompanying condensed consolidated financial statements for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2005.

NATURE OF OPERATIONS - The Company's operations are located in Alameda, California. The core business of the Company consists of the sales and marketing of the Company's industrial, environmental and residential systems throughout the United States of America which alter the properties of water to produce functional water. The Company acts as an exclusive importer and master distributor of these products to various companies. Additionally, the Company formulates intellectual properties under licensing agreements, supplies consumer products, consults on projects utilizing functional water, facilitates between manufacturer and industry and acts as educators on the benefits of functional water.

BASIC AND DILUTED LOSS PER COMMON SHARE - Basic loss per common share is calculated by dividing net loss by the weighted-average number of common shares outstanding. Diluted loss per common share is calculated by dividing net loss by the weighted-average number of Series A convertible preferred shares and common shares outstanding to give effect to potentially issuable common shares except during loss periods when those potentially issuable shares are anti-dilutive. Potential common shares from convertible preferred stock have not been included as they are anti-dilutive.

NOTE 2 - BUSINESS CONDITION

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The company has incurred losses applicable to common shareholders of $829,031 for the nine months ended September 30, 2005. The Company had a working capital deficit of $713,997 and $273,400 at September 30, 2005 and December 31, 2004, respectively. Loans were required to fund operations.

The Company is working towards raising public funds to expand its marketing and revenues. The Company has spent considerable time in contracting with several major overseas corporations for the co-development of enhanced antioxidant beverages for distribution into the overseas markets. In addition, the Company is working with its Canadian business associates to identify institutional businesses to market various disinfection applications based upon functional water, pending government approval.

The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitable operations. However, there is no assurance that profitable operations or sufficient cash flows will occur in the future.

NOTE 3 - RELATED PARTY TRANSACTIONS

During 2005, two shareholders advanced the Company $48,642. These advances bears interest at 7% with principal and accrued interest due between November 2005 and January 2007. At September 30, 2005 and December 31, 2004, the company owed the two shareholders $310,642 and $262,000, respectively. At September 30, 2005 and December 31, 2004, the accrued interest was $31,604 and $15,946, respectively.

During the nine months ended September 30, 2005, the Company accrued $45,000 as salaries payable to the majority shareholder resulting in $139,890 of salaries payable at September 30, 2005.

NOTE 4 - NOTES PAYABLE

In March 2005 the Company issued a note payable in the amount of $164,000. The note was originally due in May 2005 and has been extended to December 2005 secured by inventory. The original terms of the loan provided for an interest payment of $28,500 or 106% per annum; when the note was extended in May 2005, the interest rate was amended to 30% on the original principal balance. At September 30, 2005 $47,776 of interest had been accrued. In addition, the Company issued the lender 47,500 shares of common stock, which was recorded as a $27,075 loan cost and was amortized over the original term of the note.

NOTE  5  -  COMMON  STOCK

During the nine months ended September 30, 2005, the Company issued 131,600 shares of its common stock to a director for compensation of services. The shares were valued at $52,640 based on the market value of the Company's stock on the date of issuance.

In June 2005, the Company issued 1,016,000 of its common stock to consultants for services. The shares were valued at $406,400 based on the market value of the Company's stock on the date of issuance.

In August 2005, the Company sold 100,000 shares of restricted common stock at a sale price of $0.20 per share for total consideration of $20,000 in cash.

NOTE 6 - COMMITMENTS

In June 2005, the Company entered into an agreement with Mitachi, a Japanese electronics component manufacturer, to aid in the production of enhanced drinking water generators. Pursuant to this agreement, Mitachi agreed to pay the Company 25,000,000 Yen for engineering design, molding, tooling and preparation costs, and the exclusive product distribution rights for China, Taiwan, and Japan. As of September 30, 2005, Mitachi had paid 6,000,000 Yen, or $52,506, for the above mentioned distribution rights. Since the project is not yet completed and no units have been sold, this amount is classified as deferred revenue.

                                    FORM SB-2

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                    THE WASHINGTON BUSINESS CORPORATION ACT
                    ---------------------------------------


     The Washington Business Corporation Act at Title 23 RCW provides that we shall indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

                            ARTICLES OF INCORPORATION
                            -------------------------

     Our Articles of Incorporation, at Section 11-Indemnification, provide for the following:

ARTICLES OF INCORPORATION
ARTICLE XI

11.1 Indemnification.

     The corporation shall indemnify its directors to the full extent permitted by the Washington Business Corporation Act now or hereafter in force. However, such indemnity shall not apply on account of: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) conduct of the director finally adjudged to be in violation of RCW 23B.08.310; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled. The corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate Board resolution or contract.

11.2 Authorization.

     The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

11.3 Effect of Amendment.

     No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                                    BY-LAWS
                                    -------

     Our By-laws, at Section 10--Indemnification and Section 11-Limitation of Liability, provide for the following:

BY-LAWS
SECTION 10--INDEMNIFICATION

10.1 Right to Indemnification

     Each person who was, is or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter "proceedings"), by reason of the fact that he or she is or was a Director or officer of the corporation or, that being or having been such a Director or officer of the corporation, he or she is or was serving at the request of the corporation as a Director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (hereafter an "indemnitee"), whether the basis of a proceeding is alleged action in an official capacity or in any other capacity while serving as such a Director, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the corporation against all losses, claims, damages (compensatory, exemplary, punitive or otherwise), liabilities and expenses (including attorneys' fees, costs, judgments, fines, ERISA excise taxes or penalties, amounts to be paid in settlement and any other expenses) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director or officer of the Corporation or a Director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and shall insure to the benefit of the indemnitee's heirs, executors and administrators. Except as provided in subsection 10.4 of this Section with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if a proceeding (or part thereof) was authorized or ratified by the Board. The right to indemnification conferred in this Section shall be a contract right.

10.2 Restrictions on Indemnification

     No indemnification shall be provided to any such indemnitee for acts or omissions of the indemnitee finally adjudged to be intentional misconduct or a knowing violation of law, for conduct of the indemnitee finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act, for any transaction with respect to which it was finally adjudged that such indemnitee personally received a benefit in money, property or services to which the indemnitee was not legally entitled or if the corporation is otherwise prohibited by applicable law from paying such indemnification. Notwithstanding the foregoing, if Section 23B.08.560 or any successor provision of the Washington Business Corporation Act is hereafter amended, the restrictions on indemnification set forth in this subsection 10.2 shall be as set forth in such amended statutory provision.

10.3 Advancement of Expenses

     The right to indemnification conferred in this Section shall include the right to be paid by the corporation the expenses reasonably incurred in defending any proceeding in advance of its final disposition (hereinafter an "advancement of expenses"). An advancement of expenses shall be made upon delivery to the corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified.

10.4 Right of Indemnitee to Bring Suit

     If a claim under subsection 10.1 or 10.3 of this Section is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part, in any such suit or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of the undertaking, the indemnitee shall be entitled to be paid also the expense of litigating such suit. The indemnitee shall be presumed to be entitled to indemnification under this Section upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, when the required undertaking has been tendered to the corporation) and thereafter the corporation shall have the burden of proof to overcome the presumption that the indemnitee is so entitled.

10.5 Procedures Exclusive

     Pursuant to Section 23B.08.560(2) or any successor provision of the Washington Business Corporation Act, the procedures for indemnification and the advancement of expenses set forth in this Section are in lieu of the procedures required by Section 23B.08.550 or any successor provision of the Washington Business Corporation Act.

10.6 Nonexclusivity of Rights

     Except as set forth in subsection 10.5, the right to indemnification and the advancement of expenses conferred in this Section shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or By-laws of the corporation, general or specific action of the Board or shareholders, contract or otherwise.

10.7 Insurance, Contracts and Funding

     The corporation may maintain insurance, at its expense, to protect itself and any Director, officer, partner, trustee, employee or agent of the corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the corporation would have the authority or right to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act or other law. The corporation may enter into contracts with any Director, officer, partner, trustee, employee or agent of the corporation in furtherance of the provisions of this section and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section.

10.8 Identification of Employees and Agents of the Corporation

     In addition to the rights of indemnification set forth in subsection 10.1, the corporation may, by action of the Board, grant rights to indemnification and advancement of expenses to employees and agents or any class or group of employees and agents of the corporation (a) with the same scope and effect as the provisions of this Section with respect to indemnification and the advancement of expenses of Directors and officers of the corporation; (b) pursuant to rights granted or provided by the Washington Business Corporation Act; or (c) as are otherwise consistent with law.

10.9 Persons Serving Other Entities

     Any person who, while a Director or officer of the corporation, is or was serving (a) as a Director, officer, employee or agent of another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the corporation or (b) as a partner, trustee or otherwise in an executive or management capacity in a partnership, joint venture, trust, employee benefit plan or other enterprise of which the corporation or a majority owned subsidiary of the corporation is a general partner or has a majority ownership shall conclusively be deemed to be so serving at the request of the corporation and entitled to indemnification and the advancement of expenses under subsections 10.1 and 10.3 of this Section.

BY-LAWS
SECTION 11--LIMITATION OF LIABILITY

     To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of any person who would be considered an indemnitee under subsection 10.1 of Section 10, an indemnitee of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for conduct in the capacity based upon which such person is considered an indemnitee. Any amendments to or repeal of this Section 11 shall not adversely affect any right or protection of any indemnitee of the Corporation for or with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.

     The effect of these provisions of the Washington Business Corporation Act at Title 23 RCW, our Articles of Incorporation and our By-laws is to indemnify our directors and officers from the costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us. Pursuant to Washington law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The amounts set forth are all estimates:

                                                    Amount Paid or
                                                        be Paid
SEC registration fee                                $      1,300.00
Placement Agent Fee                                       10,000.00
Printing and engraving expenses                            1,000.00
Attorneys' fees and expenses                              25,000.00
Accountants' fees and expenses                             3,000.00
Transfer agent's and registrar's fees and expenses         1,000.00
Edgar service provider fee                                 2,000.00
Miscellaneous                                              1,000.00
                                                    ---------------

    Total                                           $     44,300.00
                                                    ===============

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     During the three year period ended December 12, 2005, we issued unregistered securities in transactions summarized below.

     The following transactions were effected on reliance upon exemptions from registration under Section 4(2) of the Securities Act. Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities. No underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with any of these transactions.

     In December 2004, we sold 280,000 shares of common stock to one investor at a price of $0.70 per share. We issued these securities in reliance on Section 4(2) of the Securities Act. This transaction did not involve a public offering. The investor was knowledgeable about our operations and financial condition. The investor had knowledge and experience in financial and business matters that allowed him to evaluate the merits and risk of receipt of these securities.

     In March 2005 we issued a note payable in the amount of $164,000. As additional consideration for receiving this loan, we issued the lender 47,500 shares of common stock which was recorded as a $27,075 loan costs and is amortized over the term of the note. At June 30, 2005, the loan costs were fully amortized. We issued these securities in reliance on Section 4(2) of the Securities Act. This transaction did not involve a public offering. The investor was knowledgeable about our operations and financial condition. The investor had knowledge and experience in financial and business matters that allowed him to evaluate the merits and risk of receipt of these securities. These shares have not been issued yet

     In August 2005, we sold 100,000 shares of common stock to one investor at a price of $0.20 per share. We issued these securities in reliance on Section 4(2) of the Securities Act. This transaction did not involve a public offering. The investor was knowledgeable about our operations and financial condition. The investor had knowledge and experience in financial and business matters that allowed him to evaluate the merits and risk of receipt of these securities.

ITEM 27. EXHIBITS

Exhibit
Number   Description

3.1.1    Articles of Incorporation----Incorporated by reference to our Form SB-2 filed on March 31, 2000, as amended.

3.1.2    Amendment to Articles of Incorporation (name change)----Provided Herewith.

3.1.3    Amendment to Articles of Incorporation (Series A Preferred Stock)----Provided herewith.

3.2 By-laws----Incorporated by reference to our Form SB-2 filed on March 31, 2000, as amended.

4.1      Specimen Stock Certificate----Provided herewith.

5.1      Opinion re: legality----Provided herewith.

10.1 Investment Agreement----Incorporated by reference to our Form 8-K filed on December 1, 2005.

10.2     Registration Rights Agreement----Incorporated by reference to our Form 8-K filed on December 1, 2005.

10.3 Placement Agent Agreement----Incorporated by reference to our Form 8-K filed on December 01, 2005.

10.4     Amendment to Investment Agreement----Provided herewith.

14.1 Code Of Ethics---- Incorporated by reference to our Form 10-KSB for the year ended December 31. 2003.

21.1 Subsidiaries----Incorporated by reference to our Form 8-K filed on August 25, 2003.

23.1     Consent of Independent Auditors----Provided herewith.

23.2     Consent of Counsel (see Exhibit 5.1)----Provided herewith.

99.1     Audit Committee Charter----Incorporated by reference to our Definitive Form 14A filed on February 2, 2004.

ITEM 28. UNDERTAKINGS

The Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)   Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide Offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, California on December 19, 2005.


                             PROTON LABORATORIES, INC.


                             /s/ Edward Alexander
                             Edward Alexander
                             Director, Chief Executive Officer and
                             Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                    Title                              Date



/s/ Edward Alexander        Director, Chief Executive Officer  December 19, 2005
Edward Alexander            and Chief Financial Officer



/s/ Michael Fintan Ledwith  Director                           December 19, 2005
Michael Fintan Ledwith



/s/ Gary Taylor                                                December 19, 2005
Gary Taylor                 Director and President